Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

RENTECH, INC.,

“Parent”,

RTK ACQUISITION SUB, INC.,

“Merger Sub”,

RTK ACQUISITION SUB, LLC,

“Second Merger Sub”,

SILVAGAS HOLDINGS CORPORATION,

“Company”,

JOHN A. WILLIAMS

“Principal Stockholder”,

MILTON FARRIS

“Farris”

individually and in his capacity as

“Stockholder Representative”

and

THE STOCKHOLDERS OF COMPANY

Dated:  June 23, 2009

TABLE OF CONTENTS

i

5.3	Capitalization	40
5.4	Subsidiaries	42
5.5	Books and Records	43
5.6	Conflicts; Third-Party Consents	43
5.7	Financial Statements	44
5.8	Undisclosed Liabilities	44
5.9	Absence of Certain Changes or Events	44
5.10	Taxes	47
5.11	Real Property.	49
5.12	Title to Tangible Personal Property; Liens	49
5.13	Proprietary Rights	50
5.14	Contracts	51
5.15	Employee Benefits	52
5.16	Labor Matters; Employees.	54
5.17	Legal Proceedings	55
5.18	Compliance with Law	56
5.19	Permits	56
5.20	Environmental Matters	56
5.21	Insurance	57
5.22	Purchase Commitments and Outstanding Bids	57
5.23	Related Party Transactions	57
5.24	No Brokers	58
5.25	No Other Agreements	58
5.26	Banking Relationships	58
5.27	No Liabilities; No Indebtedness	58
5.28	No Other Representations or Warranties.	58

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS		59

6.1	Authorization	59
6.2	Consents and Approvals	59
6.3	Title to Shares of Company Capital Stock	60
6.4	No Brokers	60

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SECOND MERGER SUB		60

7.1	Organization	60
7.2	Authorization	60
7.3	Capitalization	61
7.4	Merger Sub	61
7.5	Second Merger Sub	61
7.6	Conflicts; Third-Party Consents	61

7.7	Legal Proceedings	61
7.8	No Brokers	62
7.9	Valid Issuance of Common Stock	62
7.10	SEC Documents	62
7.11	Taxes	63

ARTICLE VIII COVENANTS		63

8.1	Further Assurances	63
8.2	Notification of Certain Matters.	64
8.3	Conduct of Business	64
8.4	Investigation by Parent	65
8.5	Exclusivity	65
8.6	Books and Records	65
8.7	Tax Matters	66
8.8	Resale of Shares	70
8.9	Closing Consideration Schedule	71
8.10	Stockholder Approval	71
8.11	Stockholder Joinder	71
8.12	Conversion of Company Preferred Stock and Certain Liabilities	72
8.13	Restrictions on Transfer	72

ARTICLE IX CONDITIONS TO COMPANY’S OBLIGATIONS		72

9.1	Representations, Warranties and Covenants	72
9.2	Legal Proceedings	72
9.3	Deliveries	72

ARTICLE X CONDITIONS TO PARENT’S, MERGER SUB’S AND SECOND MERGER SUB’S OBLIGATIONS		73

10.1	Representations, Warranties and Covenants	73
10.2	Consents	73
10.3	Legal Proceedings	73
10.4	No Material Adverse Change	73
10.5	Deliveries	73
10.6	No Prohibition	73
10.7	Stockholder Approval	73
10.8	Dissenting Stockholders	74
10.9	Cash Consideration Cap	74
10.10	Securities Law Compliance	74
10.11	Distribution of Membership Interests in SAGE LLC and Big Stakes LLC	74
10.12	Termination of Employment Agreements	74

ARTICLE XI COVENANT NOT TO COMPETE		74

11.1	Covenant Not to Compete	74

ARTICLE XII INDEMNIFICATION		76

12.1	Survival of Representations	76
12.2	Indemnification of Parent Indemnified Parties by the Stockholders	76
12.3	Indemnification of Stockholder Indemnified Parties by Parent	80
12.4	Special Rule for Fraud and Intentional Misrepresentation	81
12.5	Notice and Defense of Third-Party Claims	81
12.6	Notice of Non-Third-Party Claims	82
12.7	Escrow Amount; Manner of Payment	83
12.8	Determination of Loss Amount	83
12.9	Right of Offset	84
12.10	Additional Indemnification Obligations of the Principal Stockholder	84
12.11	Exclusive Remedy	85
12.12	No Duplication	85

ARTICLE XIII TERMINATION		85

13.1	Termination Events	85
13.2	Procedure for Termination	86
13.3	Effect of Termination	87

ARTICLE XIV MISCELLANEOUS		87

14.1	Publicity	87
14.2	Confidential Information	87
14.3	Expenses	87
14.4	Specific Performance	87
14.5	Submission to Jurisdiction; Consent to Service of Process	88
14.6	Waiver of Trial by Jury	88
14.7	Entire Agreement; Amendments and Waivers	89
14.8	Governing Law	89
14.9	Headings	89
14.10	Notices	89
14.11	Severability	91
14.12	Binding Effect; Assignment	91
14.13	Attorneys’ Fees and Costs	91
14.14	Counterparts	91

Exhibits

Exhibit A                                Stockholder List
Exhibit B                                Escrow Agreement
Exhibit C                                Certificate of Merger
Exhibit D                                Stockholder Transmittal Letter
Exhibit E                                Performance Criteria
Exhibit F                                Investor Certification
Exhibit G                                Purchaser Questionnaire
Exhibit H                                Farris Employment Agreement
Exhibit I                                Weeks Employment Agreement
Exhibit J                                Written Consent

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 23, 2009, is by and among Rentech, Inc., a Colorado corporation (“Parent”), RTK Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), RTK Acquisition Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Second Merger Sub”), SilvaGas Holdings Corporation, a Delaware corporation (“Company”), Milton Farris, as Stockholder Representative (“Stockholder Representative”), John A. Williams (the “Principal Stockholder”) and each of the stockholders of Company set forth on Exhibit A hereto (including the Stockholder Representative and the Principal Stockholder, each a “Stockholder” and collectively the “Stockholders”) who becomes a signatory to this Agreement pursuant to Section 8.11.

RECITALS

A.           Each of Parent’s, Merger Sub’s and Company’s board of directors believes it is in its and its stockholders’ best interests that Parent acquire Company through the merger of Merger Sub with and into Company (the “First Step Merger” or “Merger”).

B.           The parties intend that immediately following the Effective Time (as defined below), Company shall be the Initial Surviving Corporation of the Merger, all pursuant to the terms and subject to the conditions hereinafter set forth and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

C.           The boards of directors of Parent, Merger Sub and Company have determined that the Merger is advisable and in the best interests of their respective companies and stockholders, have approved this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and subject to the conditions hereinafter set forth.

D.           Immediately following the Effective Time, Parent shall cause the Initial Surviving Corporation to merge with and into the Second Merger Sub (the “Second Step Merger”).  Immediately following the Second Step Merger, the Second Merger Sub shall be the surviving entity of the Second Step Merger, all pursuant to the terms and subject to the conditions hereinafter set forth and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”).

E.           For U.S. federal income tax purposes, the parties intend that the First Step Merger and the Second Step Merger shall be treated as a single integrated transaction (together, the “Transaction”) and shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and the regulations promulgated thereunder.

F.           Parent, Merger Sub, Second Merger Sub, Company and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and to prescribe various conditions to the Transaction.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms.  As used in this Agreement, the terms below shall have the following meanings.  Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accounting Principles” means the accounting principles, methods, practices, estimates, judgments and assumptions applied in the preparation of the Financial Statements, consistently applied.

“Affiliate” has the meaning set forth in the Exchange Act.

“Ancillary Agreements” means the Escrow Agreement, the Farris Agreement, the Weeks Agreement, the Confidentiality Agreement and the Stockholder Transmittal Letters.

“Balance Sheet Date” means May 31, 2009.

“Big Stakes LLC” means Big Stakes Match Play, LLC, a Georgia limited liability company.

“Big Stakes Match Play Notes” means those promissory notes listed on Schedule 1.1(a).

“Bloomberg” means Bloomberg Financial Markets or a comparable reporting service of national reputation selected by Parent if Bloomberg Financial Markets is not then reporting sales prices of the Parent Common Stock.

“Books and Records” means (a) all records and lists of Company and each of its Subsidiaries, (b) all records and lists pertaining to the Business or the customers, suppliers or personnel of, in each case, Company and each of its Subsidiaries, (c) all product, business and marketing plans of Company and each of its Subsidiaries and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Company and each of its Subsidiaries.

“Business” means any historical, current or planned business or business activities of Company and its Subsidiaries.

“Business Day” means any day of the year on which national banking institutions in Los Angeles, California are open to the public for conducting business and are not required or authorized to close.

“Cap” means $4,500,000.

“Closing Date” means the third (3rd) Business Day following the satisfaction of all conditions to the consummation of the transactions contemplated by this Agreement, or such other date as Parent and Company shall mutually agree upon in writing.

“Closing Price” means VWAP of the Common Stock determined as of May 16, 2009.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, $0.01 par value, of Company.

“Company Preferred Stock” means the 5% Series A Preferred Stock, $0.01 par value, of Company.

“Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to Company, its Subsidiaries or the Business, including, but not limited to, business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs, pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how.

“Confidentiality Agreement” means that certain confidentiality agreement, dated January 12, 2009, entered into by Parent and Company.

“Consent” means any approval, consent, ratification, waiver or other authorization (including any Permit).

“Contract” means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied).

“Contract Rights” means all of the rights and obligations of Company and its Subsidiaries under the Company Contracts.

“Corporate Holdings Note” means that certain promissory note, dated as of July 26, 2005, executed by Company in favor of Corporate Holdings, LLC.

“Disclosure Schedule” means the schedule executed and delivered by Company to Parent on the date hereof, as such schedule may be amended pursuant to Section 14.7 or supplemented pursuant to Section 8.2, setting forth the exceptions to the representations and warranties contained in Article V and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to the corresponding numbered schedule which is included in the Disclosure Schedule.

“Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA and each other plan, policy, program, agreement, understanding and arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of Company or any of its Subsidiaries which is now or has been maintained, sponsored, entered into or contributed to by Company or any of its Subsidiaries or under the terms of which Company or any of its Subsidiaries has or is reasonably likely to have any obligation or liability, whether actual or contingent, including, without limitation, all employment, consulting, severance, termination, incentive, bonus, deferred compensation, retention, retirement, pension, savings, profit sharing, retention, change in control, vacation, holiday, cafeteria, medical, health, dependent care, disability, life, accident, fringe benefit, welfare and stock-based or stock-linked compensation plans, policies, programs, agreements, understandings or arrangements.

“Environmental Law” means any applicable Law relating to the protection of human health and safety, pollution or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.) the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), in each case as amended and including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity (whether or not incorporated) that is required to be treated as a single employer with Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means SunTrust Bank, a Georgia banking corporation.

“Escrow Agreement” means that certain escrow agreement, substantially in the form attached hereto as Exhibit B, to be entered into at Closing by Parent, Stockholder Representative (on behalf of the Stockholders) and the Escrow Agent.

“Escrow Participants” shall mean each Stockholder other than any Unqualified Stockholder or Dissenting Stockholder.

“Estimated Stockholder Transfer Tax Amount” means one-half the amount of Transfer Taxes estimated by Parent and Stockholder Representative in good faith to be incurred in connection with this Agreement and the transactions contemplated hereby.

“Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

“Facilities” shall mean any real property, leaseholds or other interest currently owned, held, occupied or operated by Company or its Subsidiaries and any buildings, structures or equipment (including motor vehicles) currently owned or operated by Company or its Subsidiaries.

“Feasibility Study” means a project development study performed in order to determine the technical and economic feasibility of the Rentech Project.

“Future Innovations” means any improvement or modification (including any and all new innovations, improvements, discoveries, inventions, processes, techniques, products and/or devices) to the Licensed SGC Technology.  Future Innovations do not include processes, techniques, products and devices which are not directly related to the use and practice of the Licensed SGC Technology.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.

“Governmental Body” means any government or governmental or regulatory body thereof, whether federal, state, local or foreign, or any governmental department, commission, board, agency, or similar authority, or any court of competent jurisdiction.

“Hazardous Material” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which Company or any of its Subsidiaries conducts the Business, or any state or local Governmental Body including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste”, “hazardous substance”, “hazardous material”, “restricted hazardous waste”, “industrial waste”, “solid waste”, “contaminant”, “pollutant”, “toxic waste” or “toxic substance” under any provision of any Environmental Law.

“Indebtedness” means, at any specified time, any of the following indebtedness of any Person (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services; (e) all liabilities of such Person arising from cash/book overdrafts; (f) all liabilities of such Person under conditional sale or other title retention agreements; (g) all obligations of such Person with respect to vendor advances or any other advances made to such person; (h) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (i) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; and (j) with respect to Company or any of its Subsidiaries,  the net amount of any obligation or liability of Company or any of their respective Subsidiaries to any Stockholder or Affiliate of any Stockholder (except for compensation payable to any such Stockholder in the ordinary course of business for such Stockholder’s services as an employee of Company or any of their respective Subsidiaries).

“IRS” means the Internal Revenue Service.

“Key Employees” means Milton Farris and Sim Weeks.

“Knowledge of Company” or words of similar import means, with respect to a particular fact or other matter, the knowledge of each of Key Employees, the Principal Stockholder, Kim Weeks, Leonard Silverstein and of each other current officer or director of Company or any of its Subsidiaries, in each case after the making by such Person of a reasonable investigation of the circumstances related thereto in light of the facts known to such Person, including by such Person making due inquiry of other Persons who should be aware of such facts or matters.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Leased Real Property” shall mean all leased property described in the Real Property Leases.

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Liabilities” means any liability, indebtedness, obligation, commitment, responsibility, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, accrued, absolute, contingent, matured, unmatured or other.

“Licensed SGC Technology” shall have the meaning ascribed to such term in the Rialto License Agreement.

“Lien” means any charge, claim, community property interest, condition, equitable interest, lien, license, option, pledge, security interest, charge, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance or adverse claims or rights of any nature whatsoever.

“Lock-up Period” means the period of 180 days following the Closing Date.

“Loss” means any loss, liability, action, cause of action, cost, damages or expenses, whether or not arising from or in connection with any Third-Party Claims (including, without limitation, interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Material Adverse Effect” or “Material Adverse Change” means any event or circumstance having or causing a significant and substantial adverse effect or change in the condition (financial or other), results of operations, business, Liabilities or properties of Company and its Subsidiaries (taken as a whole) or on the ability of Company or any Stockholder to consummate the transactions contemplated hereby.

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of Company and its Subsidiaries at May 31, 2009.

“Net Working Capital” means the result of (i) all cash of Company and its Subsidiaries minus (ii) all current liabilities (excluding the Payoff Amount) of Company and its Subsidiaries, in each case determined in accordance with the Accounting Principles.

“Net Working Capital Amount” means the Net Working Capital of Company and its Subsidiaries as of 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date.

“NYSE” means the New York Stock Exchange.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Organizational Documents” means (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Parent Common Stock” means the common stock, $0.01 par value, of Parent.

“Payee Pro Rata Portion” means, with respect to each Payee, a percentage equal to the quotient of (A) the number of shares of Parent Common Stock receivable by such Payee pursuant to Section 4.2(c) in respect of aggregate portion of the Payoff Amount payable to such Payee divided by (B) the total number of shares of Parent Common Stock receivable by all Payees pursuant to Section 4.2(c) hereof in respect of the Payoff Amount.

“Payees” or “Payee” means each of John A. Williams (on behalf of himself and Corporate Holdings, LLC), Leonard Silverstein and Troutman Sanders LLP.

“Payoff Amount” means the amount set forth on the Closing Payment Certificate required to pay and satisfy in full all liabilities, obligations and indebtedness owing by Company and its Subsidiaries under the Williams Note, the Corporate Holdings Note, the Silverstein Notes and the fees due for services provided by Troutman Sanders LLP to Company and its Subsidiaries as set forth on the Closing Payment Certificate.

“Permit” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or any other Person or pursuant to any Law necessary or desirable for the present conduct of, or relating to, the operation of the Business.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Proprietary Rights” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights, any and all website content, and all applications, registrations and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all source code and object versions of computer software (including data and related documentation); (f) all other proprietary rights; and (g) all copies and tangible embodiments thereof (in whatever form or medium), and any claims or causes of actions (pending or filed) arising out of or related to any infringement or misappropriation of any of the foregoing.

“Pro Rata Portion” means, with respect to each Stockholder, a percentage equal to the quotient of (A)  the aggregate number of shares of Parent Common Stock receivable by such Stockholder pursuant to Section 2.5(a) in respect of the shares of Company Common Stock owned by such Stockholder as of the Effective Time divided by (B) the total number of shares of Parent Common Stock receivable by all Stockholders pursuant to Section 2.5(a) hereof in respect of the shares of Company Common Stock owned by all Stockholders as of the Effective Time; provided however, that in the event that any Dissenting Shares are not deposited in the Escrow Account, such shares shall be excluded from clause (B) of the foregoing calculation with respect to any calculation of “Pro Rata Portion” of the Escrow Account.

“Purchaser Representative” means Carey G. Grainger.

“Qualified Stockholder” means each Stockholder that (a) has delivered a Stockholder Transmittal Letter in accordance with Section 2.7, (b) has delivered an Investor Certification in accordance with Section 4.2(a)(xi), and (c) is not a Dissenting Stockholder.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the environment.

“Remedial Action” means all actions to (a) clean up, remove, treat or in any other way address any Hazardous Material; (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or the environment; or (c) perform post-remedial monitoring and care.

“Rentech Project” means Parent’s project in Rialto, California or another facility other than Parent’s project at Rialto, California, designated by Parent in its sole discretion.

“Representative” means any managing member, general partner, officer, director, principal, attorney, agent, employee or other representative.

“Requisite Stockholders” means the approval (by vote or written consent, as permitted by law) of (a) the holders of at least a majority of the outstanding shares of Company Common Stock (on an as converted to Company Common Stock basis) and (b) the holders of at least 66 2/3% of the outstanding shares of Company Preferred Stock.

“Restricted Stockholder” means each Qualified Stockholder other than Troutman Sanders LLP.

“Rialto License Agreement” means that certain Technology License Agreement, dated as of March 29, 2009, by and between Parent and Company.

“SAGE LLC” means SilvaGas Allied Green Energy LLC, a Georgia limited liability company.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

“SilvaGas Design” means the design of the SilvaGas Gasifier at the Vermont Project.

“Silverstein Notes” means those promissory notes set forth on Schedule 1.1(b).

“Straddle Period” shall mean any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiaries” shall mean (a) any corporation in an unbroken chain of corporations beginning with Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which Company is a general partner, or (c) any partnership in which Company possesses a 50% or greater interest in the total capital or total income of such partnership. For purposes of this Agreement, each of Big Stakes LLC and SAGE LLC shall not be deemed to be a Subsidiary of Company.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Company or any of its Subsidiaries (wherever located and whether or not carried on its books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and documents related thereto.

“Target Net Working Capital Amount” means $0.

“Tax Authority” means any Governmental Body having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes, and any amendments to any of the foregoing.

“Tax” or “Taxes” means any income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, imposed by or on behalf of any Governmental Body, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Total Consideration” means the sum of the Adjusted Initial Stock Consideration, the Cash Consideration, the Earn-Out Payment, if any, and the portion of the Excess Licensing Fees payable to the Stockholders in accordance with Section 2.14, if any.

“Unqualified Stockholder” means each Stockholder that is not a Qualified Stockholder.

“Unrestricted Stockholder” means each Stockholder that is not a Restricted Stockholder.

“Vermont Project” means the project conducted by SilvaGas Corporation (as successor in interest to FERCO Enterprises, Inc.) and the U.S. Department of Energy that resulted in the engineering, procurement, construction, and operation of a greater than 100 Tons Per Day SilvaGas Gasifier in Burlington, VT and that ceased operation in 2002.

“VWAP” means (a) the volume-weighted average sales price for the Parent Common Stock on the NYSE or other trading market where such security is listed or traded as reported by Bloomberg for the ten (10) consecutive trading days immediately preceding (but not including) the applicable determination date, or (b) if the foregoing does not apply, the volume-weighted average sales price of the Parent Common Stock during the same period in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sales price is so reported for the Parent Common Stock, the last bid price of the Parent Common Stock as reported by Bloomberg or (c) if none of the foregoing applies, the fair market value shall be determined by the Board of Directors of Parent in the exercise of its good faith judgment.

“Williams Note” means that certain Master Promissory Note, dated as of January 1, 2007, executed by Company in favor of John A. Williams.

1.2 Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Adjusted Initial Stock Consideration	2.10(c)(iii)
Adjustment Amount	2.10(c)(iii)
Agreement	Preamble
BG&E	4.2(a)(xvi)
ByLaws	5.5
Cap Amount	2.14(d)(i)
Cash Consideration	2.5(b)(i)
Certificate of Incorporation	5.5
Closing	4.1
Closing Consideration Schedule	8.9
Closing Payment Certificate	2.8
Closing Per Share Stock Consideration	2.5(b)(iii)
Closing Statement	2.10(a)
Company	Preamble
Company Change Objection	2.13(b)
Company Change Objection Statement	2.13(b)

Term	Section
Company Review Representative	2.13(b)
DGCL	Recitals
Dispute Notice	2.14(b)
Dissenting Shares	2.6(a)
Dissenting Stockholder	2.6(d)
DLLCA	Recitals
Domain Names	5.13(b)
Earn-Out Determination Date	2.14(d)(ii)
Earn-Out Expiration Date	2.13(g)
Earn-Out Payment	2.13(a)
Effective Time	2.2
ERISA	5.15(a)
Escrow Account	2.9
Escrow Amount	2.9
Escrow Shares	2.9
Estimated Net Working Capital Amount	2.8
Excess Dissenting Share Payments	2.6(c)
Excess Licensing Fees	2.14(d)(iii)
Excess Licensing Fees Statement	2.14(b)
Farris Employment Agreement	4.2(a)(xiv)
Feasibility Completion Date	2.13(c)
Final Performance Criteria	2.13(c)
Financial Statements	5.7
First Step Merger	Recitals
Fundamental Representations	12.2(c)(ii)
Fundamental Transaction	2.17
Incremental Startup Investment	2.13(k)(i)
Indemnified Party	12.5(a)
Indemnifying Party	12.5(a)
Indemnity Payouts	2.14(d)(iv)
Independent Auditor	2.10(b)
Independent Engineer	2.13(a)
Initial Stock Consideration	2.5(b)(ii)

Term	Section
Initial Surviving Corporation	2.1
Licensing Fees	2.14(d)(v)
Maximum Earn-Out Payment	2.13(k)(ii)
Merger	Recitals
Merger Sub	Preamble
Objections Statement	2.10(b)
Outstanding Common Stock Number	2.5(b)(iv)
Parent	Preamble
Parent Documents	7.2
Parent Fundamental Representations	12.3(b)(i)
Parent Indemnified Parties	12.2(a)
Parent Proposed Change	2.13(b)
Parent Proposed Change Statement	2.13(b)
Parent Registration Statement	2.11(a)
Parent SEC Documents	7.10
Performance Criteria	2.13(a)
Performance Criteria Percentage	2.13(k)(iii)
Permitted Objection	2.14(b)
Principal Stockholder	Preamble
Proposed Final Performance Criteria	2.13(c)
Proposed Final Performance Criteria Statement	2.13(c)
Qualified License Agreement	2.14(d)(vi)
Qualified Licensing Fees	2.14(d)(vii)
Real Property Lease	5.11(b)
Registrable Payoff Amount Shares	2.11(a)
Registrable Stock Consideration	2.11(a)
Restricted Stockholders	11.1
Second Step Certificate of Merger	2.12(c)
Second Step Effective Time	2.12(c)
Second Step Merger	Recitals
Second Merger Sub	Preamble
Shares	2.5(b)(i)
SilvaGas Gasifier	2.13(a)

Term	Section
Stockholders	Preamble
Stockholder Indemnified Parties	12.3(a)
Stockholder Representative	Preamble
Stockholder Transmittal Letter	2.7(a)
Stock Certificates	2.7(a)
Survival Date	12.1
Surviving Company	2.12(a)
Tax Claim	8.7(e)
Technical Review Committee	2.13(b)
Third-Party Claim	12.5(a)
Threshold	12.2(c)(ii)
Transaction	Recitals
Transfer	8.8(b)
Transfer Taxes	8.7(i)
Voting Debt	5.3(b)
Weeks Employment Agreement	4.2(a)(xv)
Written Consent	8.10

ARTICLE II

THE MERGER

2.1 The Merger.  Pursuant to the terms and subject to the conditions of this Agreement, at the Effective Time, Company and Merger Sub shall consummate the Merger in accordance with the DGCL pursuant to which (a) Merger Sub shall be merged with and into Company and the separate corporate existence of Merger Sub shall thereupon cease; (b) Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; (c) the separate corporate existence of Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (d) Company shall succeed to and assume all the rights and obligations of Merger Sub.  The corporation surviving the Merger is sometimes hereinafter referred to as the “Initial Surviving Corporation.”  The Merger shall have the effects set forth in the applicable provisions of the DGCL.

2.2  Effective Time.  Concurrently with the Closing, the parties shall file a Certificate of Merger in the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effects of the Merger.  At the Effective Time, and without any further action on the part of Company or Merger Sub:

(a) the certificate of incorporation of Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger so as to be identical in all respects to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Initial Surviving Corporation shall be the name of Company as of immediately prior to the Effective Time, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Initial Surviving Corporation until thereafter amended as provided therein or by applicable law;

(b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Initial Surviving Corporation until thereafter amended as provided therein or by applicable law except that the name of the Initial Surviving Corporation shall be the name of Company as of immediately prior to the Effective Time;

(c) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Initial Surviving Corporation, from and after the Effective Time until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Initial Surviving Corporation’s certificate of incorporation and bylaws; and

(d) the Merger shall, from and after the Effective Time, have all of the effects provided by the DGCL and applicable law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, without any further action on the part of Company or the Stockholders, all the properties, rights, privileges and powers of Company and Merger Sub shall vest in the Initial Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Initial Surviving Corporation.

2.4 Subsequent Actions.  If at any time after the Effective Time the Initial Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Initial Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company vested in the Initial Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Initial Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Initial Surviving Corporation or otherwise to carry out this Agreement.

2.5 Conversion of Securities.

(a) Effect on Capital Stock.  Prior to the Effective Time, all shares of Company Preferred Stock shall be converted into Company Common Stock pursuant to Section 8.12. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of shares of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and will be converted automatically into the right to receive upon surrender of the certificates representing shares of Company Common Stock in a manner  provided in Section 2.7 hereof, upon the terms and subject to the conditions set forth in this Section 2.5 and throughout this Agreement, including the escrow provisions set forth in Sections 2.5(a) and 2.9 and Article XII hereof, the consideration set forth below without interest (and, in the case of the Initial Stock Consideration, rounded up to the nearest whole share of Parent Common Stock after aggregating all shares of Company Common Stock held by a Stockholder):

(i) (A) each outstanding share of Company Common Stock (other than any Dissenting Shares) held by a Qualified Stockholder will be converted automatically into the right to receive a number of shares of Parent Common Stock equal to (1) the Closing Per Share Stock Consideration, plus (2) on the applicable dates set forth in Section 2.13, the portion of the Earn-Out Payments to which a holder of each such share of Company Common Stock would be entitled as set forth in, and calculated in accordance with, Section 2.13, plus (3) on the applicable dates set forth in Section 2.14, the portion of the Excess Licensing Fees to which a holder of each such share of Company Common Stock would be entitled as set forth in, and calculated in accordance with, Section 2.14; and (B) and each outstanding share of Company Common Stock (other than any Dissenting Shares) held by an Unqualified Stockholder will be converted automatically in the right to receive the Cash Consideration; and

(ii) notwithstanding the foregoing, a portion of the consideration payable to each Stockholder pursuant to Section 2.5(a)(i)(A) with respect to the shares of Company Common Stock owned by such Stockholder as of the Effective Time shall be deposited into escrow in accordance with the escrow provisions of Section 2.9 and Article XII hereof and shall be subject to adjustment as provided herein.

(b) For purposes of this Section 2.5:

(i) “Cash Consideration” means an amount in cash equal to $81.54 per share of Company Common Stock.

(ii) “Initial Stock Consideration” means that number of shares of Parent Common Stock (the “Shares”) having a value (calculated on the basis of the Closing Price) equal to (A) $9,735,000 minus (B) the Estimated Stockholder Transfer Tax Amount minus (C) the Payoff Amount, plus (D) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (E) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, minus (F) the aggregate Cash Consideration, if any; provided that in no event shall the number of Shares exceed 19,470,000 (subject to adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, reclassification or other similar event of Parent that occurs prior to the Effective Time).

(iii) “Closing Per Share Stock Consideration” means a number of shares of Parent Common Stock equal to the quotient of the Initial Stock Consideration divided by the Outstanding Common Stock Number.

(iv) “Outstanding Common Stock Number” means the number of shares of Company Common Stock held by Qualified Stockholders outstanding immediately prior to the Effective Time.

(c) Cancellation of Certain Shares.  Each issued and outstanding share of Company Capital Stock that is held in treasury of Company or owned by Company, Parent or Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Merger Sub Common Stock.  Each issued and outstanding share of the common stock, par value $0.001 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Initial Surviving Corporation.

2.6 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock held by a holder who is entitled to demand and has properly demanded and not effectively withdrawn or lost such holder’s appraisal rights for such shares under Section 262 of the DGCL (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive a portion of the consideration as set forth in Section 2.5 hereof, but the holder thereof shall only be entitled to such rights as are provided by Section 262 of the DGCL.  At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of DGCL Section 262.

(b) Notwithstanding the provisions of Section 2.6(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights with respect to such shares under the DGCL, if applicable, then, as of the later of the Effective Time and the occurrence of such event, such shares shall automatically be converted into and represent only the right to receive the consideration set forth in and subject to the provisions of this Agreement, upon surrender of the certificate(s) formerly representing such shares.

(c) Company shall give Parent (A) prompt notice of any written demand for appraisal received by Company pursuant to the applicable provisions of the DGCL and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands.  Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.  Any communication to be made by Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to Company receiving Parent’s consent (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, to the extent that Parent, the Initial Surviving Corporation or Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including reasonable attorneys’ and consultants’ fees, costs and expenses and including any such reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Excess Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with the terms, and subject to the limitations, of Article XII hereof.

(d) Notwithstanding any provision of Article II or Article XII hereof to the contrary, in the event that there are any Dissenting Shares and the holder of such Dissenting Shares is paid for such Dissenting Shares pursuant to Section 262 of the DGCL appraisal rights other than the consideration called for in Section 2.5, then (i)(A) any payment by Parent pursuant to Sections 2.5, 2.10, 2.13 and 2.14 that would have been required to have been paid to such holder of Dissenting Shares (each a “Dissenting Stockholder”) (assuming, for this purpose, that such Dissenting Stockholder had not exercised appraisal rights) shall be retained by Parent and no Stockholder shall have any rights thereto and (B) such Dissenting Stockholder shall not be considered an Escrow Participant hereunder.

2.7 Surrender and Payment of Company Common Stock.

(a) Surrender Procedures for Company Common Stock.  At the Closing, Company shall deliver to Parent a letter of transmittal, substantially in the form of Exhibit D hereto (the “Stockholder Transmittal Letter”), duly executed by each Stockholder of Company other than any Unqualified Stockholder and any Dissenting Stockholder, together with accompanying share certificates representing Company Common Stock (the “Stock Certificates”).

(b) Payments for Company Common Stock.

(i) At or as promptly as practicable after the Closing Date (but in no event later than five (5) Business Days following the Closing Date), Parent shall deliver to each Stockholder who surrendered, pursuant to Section 2.7(a), Stock Certificate(s) evidencing shares of Company Common Stock owned by such Stockholder, together with a duly completed and executed Stockholder Transmittal Letter and such other documents and information as may reasonably be required by Parent, the applicable consideration payable in respect of such shares of Company Common Stock pursuant to Section 2.5(a) hereof and as set forth on the Closing Consideration Schedule (less the amount of stock to be deposited into the Escrow Account with respect to such Stockholder pursuant to Section 2.5(a)(ii) and Section 2.9; provided that a statement of such escrowed stock and the number of Escrow Shares attributable to such Stockholder shall be delivered with such certificates).  As promptly as practicable following the delivery to Parent after the Closing Date by any Unqualified Stockholder of share certificates representing such Unqualified Stockholder’s shares of Company Common Stock and a letter of transmittal with respect to such shares, in form and substance reasonably satisfactory to Parent, Parent shall deliver to such Unqualified Stockholder the applicable consideration payable in respect of such shares of Company Common Stock pursuant to Section 2.5(a) hereof.

(ii) If the consideration payable to holders of Company Common Stock is to be paid to a Person other than the Person in whose name the relevant Stock Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such amounts that the Stock Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper, that the Person requesting such transfer pay to the Initial Surviving Corporation, any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Initial Surviving Corporation that such Taxes have been paid or are not required to be paid and that the transferee execute and deliver to Parent a duly executed Investor Certification if such transferee is receiving shares of Parent Common Stock.

(c) No Further Ownership Rights in Company Common Stock.  At and after the Effective Time, each holder of a Stock Certificate that represented issued and outstanding Company Common Stock immediately prior to the date hereof shall cease to have any rights as a holder of securities of Company, except for the right to surrender its, his or her Stock Certificate(s) in exchange for the consideration payable in respect of such Company Common Stock hereunder and such holder’s share of any distributions from the Escrow Account pursuant to Section 2.9 hereof, as applicable, or in the case of a Dissenting Stockholder, to perfect its, his or her right to receive payment for Dissenting Shares pursuant to the DGCL, if applicable.  After the Closing Date, there shall be no further registration of transfers on the stock transfer books of the Initial Surviving Corporation of Company Common Stock which were outstanding immediately prior to the Closing Date.  If, after the date hereof, Stock Certificates are presented to the Initial Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

(d) No Fractional Shares. No certificates representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a shareholder of Parent. Any consideration in the form of Parent Common Stock payable to a Stockholder pursuant to Section 2.5(a) shall be rounded up to the nearest whole share of Parent Common Stock after aggregating all shares of Company Common Stock held by such Stockholder.

(e) Lost, Stolen or Damaged Stock Certificates.  In the event that any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the delivery by such Person of an indemnification agreement and post a bond in form and substance acceptable to Parent, in Parent’s reasonable discretion, Parent will pay in exchange for such lost, stolen or destroyed Stock Certificate the consideration to be paid with respect thereto, subject to the terms and conditions in this Article II.

(f) Withholding Taxes.  Parent, Merger Sub and Second Merger Sub shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement (including consideration payable from the Escrow Account and any Earn-Out Payments) to any Stockholder or other Person such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld and remitted over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  For the avoidance of doubt, to the extent any amounts are required to be so withheld from any distributions from the Escrow Account or from any Earn-Out Payments, such amounts required to be withheld shall be distributed to Parent (or an entity designated by Parent) to enable Parent (or any such designated entity) to comply with its withholding obligations (including without limitation, any obligations of Company or the Initial Surviving Corporation).

2.8 Delivery of Closing Payment Certificate.  At least three (3) Business Days prior to the Closing Date, Company shall deliver to Parent a certificate (the “Closing Payment Certificate”), including a consolidated balance sheet of Company and its Subsidiaries as of the Closing Date, prepared in accordance with the Accounting Principles which shall include (a) Company’s good faith estimate of the Net Working Capital Amount (such estimate is referred to as the “Estimated Net Working Capital Amount”) and (b) the Payoff Amount, including the delivery instructions for each of the Payees with respect to the Payoff Amount.

2.9 Escrow of Consideration. In order to at least partially satisfy and to establish a procedure for the satisfaction of claims by Parent for payment by the Stockholders of any post-Closing purchase price adjustments as set forth in Section 2.10 hereof and claims by the Parent Indemnified Parties for indemnification pursuant to Article XII hereof, Parent, Stockholder Representative and the Escrow Agent shall enter into the Escrow Agreement on the Closing Date, pursuant to which Parent shall deposit with the Escrow Agent at the Closing, a portion of the Initial Stock Consideration in the form of shares of Parent Common Stock (the “Escrow Shares”) having a value, calculated on the basis of the Closing Price, equal to an aggregate amount of Four Million Five Hundred Thousand Dollars ($4,500,000).  Parent shall be deemed to have contributed (on behalf of each Escrow Participant) each Escrow Participant’s Pro Rata Portion of the Escrow Amount to the Escrow Account at such time, rounded to the nearest share (and the consideration payable to each Escrow Participant pursuant to Section 2.5(a) shall be reduced by such amount).  As used in this Agreement, the term “Escrow Amount” means, as of any moment in time, the amount then in the Escrow Account. Pursuant to the terms and subject to the conditions of the Escrow Agreement, the Escrow Agent shall establish an escrow account into which the Escrow Agent shall deposit the Escrow Amount (the “Escrow Account”).  The timing and methodology for the release of the Escrow Amount shall be governed by the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.  Subject to Section 2.6(d) and Section 12.2(c) hereof and the terms of the Escrow Agreement, in the event of a distribution of any amounts from the Escrow Account to the Escrow Participants, each Escrow Participant shall be entitled to receive a portion of such distribution equal to such Escrow Participant’s Pro Rata Portion of such distribution.

2.10 Net Working Capital Adjustment.

(a) Delivery of Closing Statement.  No later than ninety (90) days following the Closing Date, Parent shall prepare and deliver to Stockholder Representative (i) a consolidated balance sheet of Company and its Subsidiaries dated at the Closing Date, which shall be prepared in accordance with the Accounting Principles and (ii) a reasonably detailed statement (the “Closing Statement”) setting forth Parent’s calculations of the Adjustment Amount and the Net Working Capital Amount.

(b) Determination.  If Stockholder Representative has any objections to the Closing Statement or Parent’s calculations of the Adjustment Amount and the Net Working Capital Amount, Stockholder Representative shall deliver to Parent a statement setting forth its objections thereto (an “Objections Statement”), provided that the only bases for objections shall be (i) non-compliance with the standards set forth in Section 2.10(a) for preparation of the Closing Statement or as set forth in the definition of Net Working Capital and (ii) mathematical errors.  If an Objections Statement is not delivered to Parent within thirty (30) days after delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the parties hereto.  Stockholder Representative and Parent shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Parent and Stockholder Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, Stockholder Representative and Parent may submit such dispute to one of the “Big Four” accounting firms other than Ernst & Young LLP or PricewaterhouseCoopers LLP, or, in the event that any such auditor is unable to accept such appointment, to any other nationally recognized independent accounting firm mutually acceptable to Parent and Stockholder Representative (the “Independent Auditor”).  Each party shall be afforded an opportunity to present to the Independent Auditor material relating to the disputed issues and to discuss the determination with the Independent Auditor.  The Independent Auditor shall act as an auditor and not as an arbitrator and shall resolve matters in dispute and adjust and establish any disputed adjustment of the Initial Stock Consideration amount to reflect such resolution, provided that the Independent Auditor shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by Stockholder Representative, on the one hand, or Parent, on the other hand, or less than the smallest value for such item or amount assigned by Stockholder Representative, on the one hand, or Parent, on the other hand.  It is the intent of Parent and Stockholder Representative that the process set forth in this Section 2.10 and the activities of the Independent Auditor in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery).  Stockholder Representative and Parent shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as promptly as practicable.  The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable on the parties hereto.  The Closing Statement shall be modified if necessary to reflect such determination.  The fees and expenses of the Independent Auditor shall be allocated for payment by Parent on the one hand, and/or Stockholder Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Auditor.

(c) Calculation of Net Working Capital Adjustment; Distribution.

(i) Subject to Section 2.6(d), if the Net Working Capital Amount as finally determined pursuant to Section 2.10(b) above is greater than the Estimated Net Working Capital Amount, then Parent shall promptly distribute to each Stockholder its Pro Rata Portion of the number of Shares (rounded to the nearest whole Share and calculated based on the Closing Price) equal to the amount by which the Net Working Capital Amount exceeds the Estimated Net Working Capital Amount.

(ii) Subject to Section 2.6, if the Net Working Capital Amount as finally determined pursuant to Section 2.10(b) above is less than the Estimated Net Working Capital Amount, then Parent and Stockholder Representative shall promptly execute and deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to Parent the number of Escrow Shares (rounded to the nearest whole Share and calculated based on the Closing Price) equal to the amount by which the Estimated Net Working Capital Amount exceeds the Net Working Capital Amount.

(iii) The net amount (if any) owed by Parent to the Stockholders, on the one hand, or Stockholders to Parent, on the other hand, pursuant to this Section 2.10(c) is referred to as the “Adjustment Amount.”  The Adjustment Amount shall be calculated as an adjustment to the Initial Stock Consideration and the Initial Stock Consideration, as so adjusted, is referred to herein as the “Adjusted Initial Stock Consideration.”

2.11 Registration of Shares; Facilitation of Sales Pursuant to Rule 144.

(a) Parent shall as promptly as practicable after the Closing Date (but in no event later than thirty (30) days thereafter), use its commercially reasonable efforts to file with the SEC a completed registration statement on Form S-3 or any comparable or successor form or forms (the “Parent Registration Statement”) for (i) all of the Shares that constitute the Initial Stock Consideration (the “Registrable Stock Consideration”) and (ii) a number of Shares issued pursuant to Section 4.2(c)(ii) (the “Registrable Payoff Amount Shares”) equal to (x) Two Million One Hundred Twenty Five Thousand Dollars ($2,125,000), divided by (y) the Closing Price.  In addition, Parent shall use its commercially reasonable efforts to cause such Parent Registration Statement to become effective as promptly as practicable after such filing.  After Parent Registration Statement is declared effective and subject to the procedures set forth in Section 2.11(b), each Payee shall have the right to sell its Payee Pro Rata Portion of the Registrable Payoff Amount Shares, and such Registrable Payoff Amount Shares shall not be subject to the Lock-Up Period; provided that, on any day the Payees shall be permitted to sell no more than an aggregate number of shares equal to 15% of the average daily trading volume of the Parent Common Stock over the preceding thirty (30) trading days.  Parent shall use its commercially reasonable efforts to keep the Parent Registration Statement effective for a period of one (1) year following the date the Parent Registration Statement becomes effective. All expenses incurred by Parent in effecting the registration of the Registrable Stock Consideration and Registrable Payoff Amount Shares shall be borne by Parent. All expenses of selling the Registrable Stock Consideration and Registrable Payoff Amount Shares shall be borne by each applicable Stockholder or Payee.

(b) Prior to selling any Registrable Payoff Amount Shares, each Payee shall provide written notice to Stockholder Representative setting forth the number of Registrable Payoff Amount Shares such Payee proposes to sell and the date upon which the Payee intends to sell such Registrable Payoff Amount Shares. As soon as practicable following receipt of such notice, Stockholder Representative shall provide written instructions to such Payee, with a written copy to Company, indicating the number of Registrable Payoff Amount Shares that such Payee may sell and the dates upon which such Payee may sell them. Each Payee agrees on behalf of itself and any of its Affiliates, that neither it nor any of its Affiliates shall sell any Registrable Payoff Amount Shares without the prior written consent of Stockholder Representative. In the event that any Payee attempts to sell Registrable Payoff Amount Shares in contravention of Stockholder Representative’s instructions or without providing written notice to Stockholder Representative pursuant to this Section 2.11(b), the Parent shall have the right to issue stop-transfer instructions to its transfer agent with respect to any such sale and shall have the right not to recognize any such attempted transfer.

(c)  Notwithstanding the foregoing, Parent shall take such action as any Stockholder may reasonably request, including, without limitation, removing or causing to be removed any restrictive legend described in Section 8.8 and issuing or causing to be issued share certificates without a restrictive legend to a Stockholder or its designee, all to the extent required from time to time to enable such Stockholder to sell Parent Common Stock without registration under the Securities Act within the limitations of the exemption provided by Rule 144 of the Exchange Act and subject to any applicable limitations otherwise expressly provided in this Agreement, provided however, that Parent shall not be deemed to have breached this clause (c) solely because the condition set forth in Rule 144(c) of the Exchange Act has not been satisfied.  Upon the request of any Stockholder in connection with such Stockholder’s sale pursuant to Rule 144 of the Exchange Act, Parent shall deliver to such Stockholder a written statement confirming its compliance with such requirements.

2.12 The Second Step Merger.

(a) The Second Step Merger. Immediately following the Merger, the Initial Surviving Corporation and Second Merger Sub shall consummate the Second Step Merger in accordance with the DGCL and the DLLCA pursuant to which (i) the Initial Surviving Corporation shall be merged with and into Second Merger Sub and the separate corporate existence of the Initial Surviving Corporation shall thereupon cease; (ii) Second Merger Sub shall be the successor or surviving entity in the Second Step Merger and shall continue to be governed by the laws of the State of Delaware; (iii) the separate corporate existence of Second Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Second Step Merger; and (iv) Second Merger Sub shall succeed to and assume all the rights and obligations of the Initial Surviving Corporation.  The corporation surviving the Second Step Merger is sometimes hereinafter referred to as the “Surviving Company.”  The Second Step Merger shall have the effects set forth in the applicable provisions of the DGCL and the DLLCA.

(b) Conditions. There shall be no conditions to the completion of the Second Step Merger other than the completion of the Merger.

(c) Second Step Effective Time. Immediately following the Merger, Parent shall file a certificate of merger (the “Second Step Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA.  The Second Step Merger shall become effective upon the filing of the Second Step Certificate of Merger (the “Second Step Effective Time”)

(d) Effects of Second Step Merger. At the Second Step Effective Time, and without any further action on the part of Second Merger Sub or the Initial Surviving Corporation:

(i) the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Step Effective Time, shall be the certificate of the Surviving Company until thereafter amended or as provided therein or by applicable law except that the name of the Surviving Company shall be the name of the Initial Surviving Corporation as of immediately prior to the Second Step Effective Time;

(ii) the operating agreement of Second Step Merger Sub, as in effect immediately prior to the Second Step Effective Time, shall be the operating agreement of the Surviving Company until thereafter amended as provided therein or by applicable law except that the name of the Surviving Company shall be “Rentech SilvaGas LLC” as of immediately prior to the Second Step Effective Time;

(iii) the sole member of Second Step Merger Sub immediately prior to the Second Step Effective Time shall, from and after the Second Step Effective Time, be the sole member of the Surviving Company; and

(iv) the Second Step Merger shall, from and after the Second Step Effective Time, have all of the effects provided by the DGCL, DLLCA and applicable law.  Without limiting the generality of the foregoing, and subject thereto, at the Second Step Effective Time, without further action on the part of any Person, all the properties, rights, privileges and powers of the Initial Surviving Corporation and Second Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Initial Surviving Corporation and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(e) Subsequent Actions. If at any time after the Second Step Effective Time the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Initial Surviving Corporation vested in the Surviving Company as a result of, or in connection with, the Second Step Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Initial Surviving Corporation, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Initial Surviving Corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

(f) Effect on Capital Stock.  Each issued and outstanding share of the common stock, par value $0.001 per share, of Initial Surviving Corporation shall be cancelled and exchanged for an equivalent percentage of the membership interests of the Surviving Company, and all of the membership interests of the Second Merger Sub shall become all of the membership interests of the Surviving Company.

2.13 Calculation of Earn-Out Amounts.

(a) Subject to the terms of this Section 2.13, the Stockholders (other than Dissenting Stockholders) shall be entitled to receive a payment (the “Earn-Out Payment”) based upon the Performance Criteria Percentage achievement by the biomass gasification unit implementing the Licensed SGC Technology (the “SilvaGas Gasifier”) at the Rentech Project relative to the performance criteria set forth on Exhibit E attached hereto (the “Performance Criteria”) as shall be finalized following the Closing Date pursuant to Section 2.13(c).  All determinations regarding the Performance Criteria Percentage relative to the Performance Criteria shall be made by the mutual consent of Parent and the Company Review Representative. Company Review Representative and Parent shall negotiate in good faith to resolve any disputes regarding the Performance Criteria Percentage achieved relative to the Performance Criteria, but if they do not reach a final resolution within forty five (45) days following the commencement of the commercial operation of the SilvaGas Gasifier at the Rentech Project, Company Review Representative and Parent may submit such dispute to an independent engineer mutually acceptable to Parent and Company Review Representative (any such mutually agreed upon independent engineer, the “Independent Engineer”) for resolution pursuant to this Section 2.13 and which resolution shall be binding upon all parties. Each party shall be afforded an opportunity to present to the Independent Engineer material relating to the disputed issues and to discuss the determination with the Independent Engineer.  The Independent Engineer shall act as an auditor and not as an arbitrator and shall resolve only those matters in dispute and adjust and establish any disputed adjustment of the Performance Criteria Percentage to reflect such resolution. In the event that the Independent Engineer is to resolve any disputes regarding the Performance Criteria Percentage pursuant to the foregoing sentence, no later than one hundred and eighty (180) days following the commencement of the commercial operation of the SilvaGas Gasifier at the Rentech Project, the Independent Engineer shall notify the Company Review Representative and Parent of such resolutions. In determining the Performance Criteria Percentage, Parent and the Company Review Representative, or the Independent Engineer, as applicable, shall apply the percentage weights assigned to each item of the Performance Criteria to construct the Performance Criteria Percentage, which shall be used to evaluate the overall performance of the SilvaGas Gasifier against the Performance Criteria and shall take into consideration any Parent Proposed Changes that were incorporated into the final design of the SilvaGas Gasifier against a Company Change Objection with respect to that Parent Proposed Change. To the extent that Parent and the Company Review Representative, or Independent Engineer, as applicable, determine in writing that any failure in the performance of the SilvaGas Gasifier relative to the Performance Criteria can reasonably be attributed to any Parent Proposed Changes that were incorporated into the final design of the SilvaGas Gasifier against a related Company Change Objection, then any such failure shall be disregarded for purposes of calculating the Performance Criteria Percentage and the Earn-Out Payment.

(b) In the event that, prior to the commencement of the commercial operation of the SilvaGas Gasifier at the Rentech Project, Parent proposes any material change to the SilvaGas Design (“Parent Proposed Change”), prior to effecting any such Parent Proposed Change, Parent shall submit to Milton Farris or another person designated to Parent by Company in writing (the “Company Review Representative”), with a copy to Sim Weeks, a written statement (the “Parent Proposed Change Statement”) describing in reasonable detail such Parent Proposed Change and the reasons for such change, as well as any documentation reasonably necessary to support the implementation of such Parent Proposed Change. After delivery of the Parent Proposed Change Statement, Company Review Representative may make inquiries of Parent and its employees regarding questions concerning or disagreements with the Parent Proposed Change Statement arising in the course of its review thereof, and Parent shall use its commercially reasonable efforts to cause any such employees to cooperate with and respond to such inquiries.  If Company Review Representative has any substantive, reasonable and good faith objections to the Parent Proposed Change Statement, Company Review Representative shall deliver to Parent a written statement (a “Company Change Objection Statement”) setting forth its objections thereto in reasonable detail (the “Company Change Objection”), as well as any documentation reasonably necessary to support such Company Change Objection no later than ten (10) Business Days following the receipt of the Parent Proposed Change Statement.  If a Company Change Objection Statement is not delivered to Parent within ten (10) Business Days after delivery of the Parent Proposed Change Statement, the Parent Proposed Change shall be deemed approved by the Stockholders, no Company Change Objection may be asserted and Parent shall have the right to make such Parent Proposed Change incorporated into the SilvaGas

Design.  If any Company Change Objections Statement is delivered to Parent within ten (10) Business Days after delivery of the Parent Proposed Change Statement, regardless of whether, at that time, Parent considers the objection(s) set forth therein to be substantive, reasonable and in good faith, Parent shall, within fifteen (15) Business Days after the delivery of Company Change Objections Statement, convene a review committee (the “Technical Review Committee”), consisting of Parent’s Chief Technology Officer and Parent’s Executive Vice President for Renewable Businesses, or another designee of Parent’s Chief Technology Officer and the Company Review Representative, to review the Parent Proposed Change and Company Change Objection.  Parent may not refuse the Technical Review Committee’s review of (or refuse to submit for review) any timely Company Change Objection provided in accordance with this Section 2.13(b).  If any Parent Proposed Change or Company Change Objection is submitted to the Technical Review Committee, each party will furnish to the Technical Review Committee such work papers and other documents and information relating to the Parent Proposed Change and Company Change Objection, as applicable, as the Technical Review Committee may reasonably request and are available to that party. The Technical Review Committee may make inquiries of the Company Review Representative, Parent, and their respective employees or consultants, if any, regarding questions concerning or disagreements with the Parent Proposed Change or Company Change Objection arising in the course of their review thereof and Parent and the Company Review Representative shall use its commercially reasonable efforts to cause any such employees or consultants to cooperate with and respond to such inquiries.  Company Review Representative and Parent shall use their commercially reasonable efforts to cause the Technical Review Committee to resolve all such disagreements as promptly as practicable.  The approval of the Parent Proposed Change or the Company Change Objection by a majority vote of the Technical Review Committee, with any such changes, modifications or amendments as the Technical Review Committee shall deem necessary, in its sole discretion, shall be final, binding and non-appealable on the parties hereto.

(c) The parties hereto agree that the Performance Criteria are not able to be finalized until the date of completion of a Feasibility Study on the Rentech Project (“Feasibility Completion Date”) and may be updated, changed, amended, modified or supplemented after the Closing Date by the Technical Review Committee without any further approval of Parent or the Stockholders, or the Company Review Representative pursuant to this Agreement. Within thirty (30) days following the Feasibility Completion Date and delivery of the results of such study to Parent and Company Review Representative, the Technical Review Committee shall convene to establish final Performance Criteria (“Final Performance Criteria”). In the event that the Technical Review Committee is not able to unanimously agree on the Final Performance Criteria within sixty (60) days following the Feasibility Completion Date, then the Technical Review Committee shall promptly submit to an Independent Engineer a written statement (the “Proposed Final Performance Criteria Statement”) describing in reasonable detail the proposed Final Performance Criteria (the “Proposed Final Performance Criteria”), the disagreements with respect to such Proposed Final Performance Criteria and any documentation reasonably necessary to review such Proposed Final Performance Criteria and the disagreements related thereto. If the Proposed Final Performance Criteria is submitted to the Independent Engineer, the Technical Review Committee will furnish to the Independent Engineer such work papers, feasibility studies and other documents and information relating to the Proposed Final

Performance Criteria and the disagreements related thereto, as the Independent Engineer may reasonably request and are available to that party. After delivery of the Proposed Final Performance Criteria Statement, the Independent Engineer may make inquiries of the Technical Review Committee, Parent, the Company Review Representative and each of their respective employees and consultants regarding questions concerning or disagreements with the Proposed Final Performance Criteria arising in the course of its review thereof, and each such party shall use its commercially reasonable efforts to cause any such employees or consultants to cooperate with and respond to such inquiries.  The Technical Review Committee shall use its commercially reasonable efforts to cause the Independent Engineer to resolve all such disagreements as promptly as practicable.  The Independent Engineer shall resolve only those matters in dispute and shall modify the Proposed Final Performance Criteria only to reflect such resolution. The determination of the Independent Engineer with respect to the approval or disapproval of the Proposed Final Performance Criteria shall be final, binding and non-appealable on the parties hereto.

(d) The fees, costs and expenses incurred by the parties pursuant to this Section 2.13 shall be allocated as follows:

(i) the fees, costs and expenses of, and incurred by, the Technical Review Committee shall be borne by Parent;

(ii) the fees, costs and expenses of, and incurred by, the Independent Engineer shall be allocated equally between Parent and the Stockholders; provided that the liability of Troutman Sanders LLP and Mark Paisley (to the extent that Mark Paisley delivers a Stockholder Letter of Transmittal to the Parent pursuant to the terms of this Agreement) for such Independent Engineer’s costs and expenses shall be limited to the portion of the Escrow Amount then attributed to such Stockholder.  Parent shall have the right to deduct from the Escrow Amount any fees and expenses allocated to the Stockholders pursuant to this Section 2.13(d); and

(iii) each of Parent and the Company Review Representative shall pay their own respective legal, accounting, advisory and other fees, and other out-of-pocket expenses incurred by it or on its behalf in connection with any actions taken by the Independent Engineer or Technical Review Committee pursuant to this Section 2.13 and will not look to the other party for any contribution toward such fees and expenses.

(e) The Company Review Representative shall have the authority and power to act on behalf of each Stockholder with respect to the actions and decisions described in Section 2.13.  A decision, act, consent or instruction of the Company Review Representative with respect to the actions and decisions described in Section 2.13 shall constitute a decision of each Stockholder, and shall be final, binding and conclusive upon each Stockholder, and Parent may rely upon any decision, act, consent or instruction of the Company Review Representative as being the decision, act, consent or instruction of each Stockholder.  Notices or communications to or from the Company Review Representative with respect to this Section 2.13 shall constitute notice to or from each Stockholder.  The Company Review Representative agrees promptly to provide written notice to each Stockholder of all notices and communications given or received in its capacity as the Company Review Representative under this Agreement. In the event that the Company Review Representative dies, resigns, or becomes legally incapacitated, then Sim Weeks shall be the replacement Company Review Representative.  If Sim Weeks shall at that point be unable to serve or refuse the appointment as Company Review Representative or shall later die, resign, or become legally incapacitated, then such Person as is appointed by the Stockholders who held a majority of the outstanding shares of the Company Common Stock immediately prior to the Effective Time shall be the Company Review Representative; provided, however, that no change in the Company Review Representative shall be effective prior to the delivery to Parent of written notice thereof from the Stockholders who held a majority of the outstanding shares of Company immediately prior the Effective Time.  The Company Review Representative may resign at any time; provided however, that it must provide the Stockholders who held a majority of the outstanding shares of Company immediately prior the Effective Time thirty (30) days’ prior written notice of such decision to resign. In the event that no Person is serving as the Company Review Representative, the Principal Stockholder shall be the Company Review Representative.

(f) Subject to Section 2.13(i) and (j), within thirty (30) days of the final determination of performance of the SilvaGas Gasifier at the Rentech Project relative to the Final Performance Criteria, Parent shall pay to the Stockholders the Earn-Out Payment to be calculated as follows:

(i) in the event that Performance Criteria Percentage is equal to or greater than 100%, then the Earn-Out Payment shall be an amount equal to (x) the Maximum Earn-Out Payment minus (y) the Incremental Startup Investment.

(ii) in the event that Performance Criteria Percentage is less than 100% but greater than 80%, then the Earn-Out Payment shall equal (x) an amount equal to (A) the Maximum Earn-Out Payment multiplied by (B) a fraction, the numerator of which is the Performance Criteria Percentage less 80%, and the denominator of which is 20%, minus (y) the Incremental Startup Investment.

(iii) in the event that Performance Criteria Percentage is less than 80%, then the Earn-Out Payment shall be equal to zero.

(g) In the event that the SilvaGas Gasifier fails to achieve commercial operation at the Rentech Project on or prior to March 29, 2018 through no fault of the Licensed SGC Technology, as determined by Parent in its reasonable discretion, then Parent shall promptly pay to the Stockholders 25% of the Maximum Earn-Out Payment.  In the event Stockholder Representative disputes such determination by Parent, Parent and Stockholder Representative shall use their commercially reasonable efforts to resolve any such disputes within thirty (30) days after Parent delivers written notice to Stockholder Representative of such determination. If Parent and Stockholder Representative are unable to resolve such dispute, then such dispute shall be submitted to an Independent Engineer for resolution.  The Independent Engineer shall have thirty (30) days to resolve such dispute and such resolution shall be final and binding on all of the parties hereto. In the event that the SilvaGas Gasifier achieves commercial operation at the Rentech Project after March 29, 2018 but on or prior to March 29, 2022 (the “Earn-Out Expiration Date”), then any amounts paid pursuant to this Section 2.13(g) shall be deducted from any Earn-Out Payments payable to the Stockholders pursuant to Section 2.13(f).

(h) In the event that no Earn-Out Payment has been made to the Stockholders by the Earn-Out Expiration Date (including no payments pursuant to Section 2.13(g)), and the SilvaGas Gasifier has failed to achieve commercial operation at the Rentech Project by such time, then Parent shall promptly pay to Stockholders 25% of the Maximum Earn-Out Payment, provided, however, that in the event that Parent determines that the failure to achieve commercial operation of the SilvaGas Gasifier at the Rentech Project is due to the failure of the Licensed SGC Technology or any inadequacies or flaws in the SilvaGas Design, then no Earn-Out Payment shall be made to the Stockholders. In the event Stockholder Representative disputes such determination by Parent, Parent and Stockholder Representative shall use their commercially reasonable efforts to resolve any such disputes within thirty (30) days after Parent makes such determination. If Parent and Stockholder Representative are unable to resolve such dispute, then such dispute shall be submitted to the Independent Engineer for resolution. The Independent Engineer shall have thirty (30) days to resolve such dispute and such resolution shall be final and binding on all of the parties hereto.

(i) In the event that the SilvaGas Gasifier achieves commercial operation at the Rentech Project at any time after the Earn-Out Expiration Date, then Parent shall be under no obligation to make the Earn-Out Payment to the Stockholders.

(j) Promptly following the final determination of any Earn-Out Payment pursuant to this Section 2.13, Parent shall deliver to each Stockholder (other than Dissenting Stockholders) a portion of such Earn-Out Payment equal to its Pro Rata Portion of such Earn-Out Payment, as may be adjusted pursuant to Section 12.9.

(k) For purposes of this Section 2.13:

(i) “Incremental Startup Investment” means the lesser of (A) $8,500,000 and (B) an amount equal to (1) Parent’s total direct costs and expenses (including a reasonable attribution of internal costs and expenses, including employee time, etc.) in connection with the design, discovery and/or development of any Future Innovation made solely or primarily by or on behalf of Parent in an effort to achieve the Performance Criteria after the first unsuccessful Performance Criteria test of the SilvaGas Gasifier at the Rentech Project and (2) Parent’s indirect costs and expenses incurred as the result of delays in achieving the Performance Criteria; provided that only those indirect costs and expenses incurred after the 90th day following the date of the first unsuccessful Performance Criteria test of the SilvaGas Gasifier at the Rentech Project, as determined by the mutual consent of Parent and the Company Review Representative, or, if they cannot agree, the Independent Engineer in its sole discretion, shall be deemed part of the “Incremental Startup Investment”, provided further that such unsuccessful Performance Criteria test or delay was caused by the failure of the SilvaGas Design, in each case, as determined by the mutual consent of Parent and the Company Review Representative, or, if they cannot agree, the Independent Engineer in its sole discretion.  Notwithstanding the foregoing, Incremental Startup Investment shall not include any indirect costs set forth in clause (2) above that (x) occur on or before the 90th day following the date of the first unsuccessful Performance Criteria test of the SilvaGas Gasifier at the Rentech Project or (y) are in excess of $1,250,000. To the extent that Parent and the Company Review Representative, or Independent Engineer, as applicable, determine in writing that any such failure or inadequacy can reasonably be attributed to any Parent Proposed Changes to which the Company Review Representative timely delivered a Company Change Objection Statement, then any such failure or inadequacy shall be disregarded for purposes of calculating Incremental Startup Investment.

(ii) “Maximum Earn-Out Payment” means (i) 6,250,000 shares of Parent Common Stock (subject to adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, reclassification or other similar event of Parent following the date hereof), plus (ii) that number of shares of Parent Common Stock equal to $5,500,000 divided by the VWAP of the Parent Common Stock as of the date immediately preceding that date the Performance Criteria Percentage is determined pursuant to Section 2.13(a) (not to exceed 11,000,000 shares of Parent Common Stock (subject to adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, reclassification or other similar event with respect to the Parent Common Stock following the date hereof)).

(iii) “Performance Criteria Percentage” means the weighted average of the ratings (between 0% and 100%) assigned by Parent and the Company Review Representative (or the Independent Engineer, as applicable) to the Rentech Project with respect to each of the Performance Criteria based upon the degree of achievement of such Performance Criteria, all as determined in accordance with Exhibit E attached hereto.

(l) In no event may Parent issue more than 33,470,000 shares (subject to adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, reclassification or other similar event of Parent following the date hereof) to the Stockholders pursuant to this Agreement without obtaining shareholder approval in compliance with NYSE rules.  Parent shall have no obligation to obtain such approval.

(m) By executing this Agreement, Company and the Principal Stockholder (and, upon execution of the Written Consent and/or the applicable Stockholder Transmittal Letter, each other Stockholder) acknowledges and agrees that from and after the Effective Time, control of all key business decisions of the Surviving Company (including, without limitation, any and all decisions relating to the Rentech Project) shall be conducted in accordance with the directions of Parent, as its sole member, and Parent may direct the operation of the business of the Surviving Company in the manner it deems appropriate, regardless of the impact on the Earn-Out Payment.

2.14 Participation in Excess Licensing Fees.

(a)           In the event that Parent and the Company Review Representative (or the Independent Engineer, as applicable) finally determine that the Performance Criteria Percentage for the SilvaGas Gasifier is less than 80% and that the Stockholders are not entitled to any payments under Section 2.13, the Stockholders shall be permitted to receive the difference between (i) twenty five percent (25%) of any Excess Licensing Fees earned by Parent from license of the Licensed SilvaGas Technology and Future Innovations pursuant to Qualified License Agreements less (ii) twenty five percent (25%) of any Indemnity Payouts in accordance with the following provisions; provided, however, the total amount of Excess Licensing Fees payable to the Stockholders hereunder shall be payable solely in Parent Common Stock and shall not exceed the Cap Amount.  Notwithstanding the foregoing, in no event shall the Stockholders be entitled to receive any payments under this Section 2.14, unless Parent has actually received Excess Licensing Fees prior to the Earn-Out Expiration Date.

(b)           Subject to the foregoing, no later than sixty (60) days after the end of each fiscal year ending after the Earn-Out Determination Date during which Parent has received Excess Licensing Fees, Parent shall prepare and deliver to Stockholder Representative an unaudited statement (the “Excess Licensing Fees Statement”), setting forth the amount of Excess Licensing Fees for such year, the amount of Indemnity Payouts for such year and the amount payable to the Stockholders in accordance with Section 2.14(a).  If Stockholder Representative has any objections to the Excess Licensing Fees Statement, he shall deliver to Parent a statement setting forth his objections thereto (a “Dispute Notice”); provided that the only bases for objections shall be (i) non-compliance with the standards set forth in Section 2.14 for preparation of the Excess Licensing Fees Statement or as set forth in the definition of Excess Licensing Fees and (ii) mathematical errors (each a “Permitted Objection”).  If a Dispute Notice is not delivered to Parent within thirty (30) days after delivery of the Excess Licensing Fees Statement, such statement shall be final, binding and non-appealable by the parties hereto.  Stockholder Representative and Parent shall negotiate in good faith to resolve any Permitted Objections set forth in the Dispute Notice (and all such discussions related thereto shall, unless otherwise agreed by Parent and Stockholder Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within thirty (30) days after the delivery of the Dispute Notice, Stockholder Representative or Parent may submit such dispute to an Independent Auditor.  Each party shall be afforded an opportunity to present to the Independent Auditor material relating to the disputed issues and to discuss the determination with the Independent Auditor.  The Independent Auditor shall act as an auditor and not as an arbitrator and shall resolve Permitted Objections in dispute and adjust and establish any disputed adjustment of the Excess Licensing Fees to reflect such resolution, provided that the Independent Auditor shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by Stockholder Representative, on the one hand, or Parent, on the other hand, or less than the smallest value for such item or amount assigned by Stockholder Representative, on the one hand, or Parent, on the other hand.  It is the intent of Parent and Stockholder Representative that the process set forth in this Section 2.14 and the activities of the Independent Auditor in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery).  Stockholder Representative and Parent shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as promptly as practicable.  The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable on the parties hereto.  The Excess Licensing Fees Statement shall be modified if necessary to reflect such determination.  The fees and expenses of the Independent Auditor shall be allocated for payment by Parent on the one hand, and/or Stockholder Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Auditor.

(c)           Within five (5) Business Days following the finalization of the Excess Licensing Fees Statement relating to each third (3rd) fiscal year following the Earn-Out Determination Date, Parent shall pay to Stockholder Representative (for distribution to the Stockholders) that number of shares of Parent Common Stock equal to the quotient of (i) twenty-five percent (25%) of the Excess Licensing Fees, if any, received by Parent during such three-year period as reflected on the relevant final Excess Licensing Fees Statements during such period, divided by (ii) the VWAP as of the date of the issuance of such shares.

(d)           For purposes of this Section 2.14:

(i)           “Cap Amount” means an amount that is the sum of $5,500,000 plus the product of (A) the Closing Price times (B) 6,250,000.

(ii)           “Earn-Out Determination Date” means the date on which Parent and the Company Review Representative (or the Independent Engineer, as applicable) finally determines that the Performance Criteria Percentage is less than 80%.

(iii)           “Excess Licensing Fees” means, as of any date, the aggregate amount of all Qualified Licensing Fees actually received by Parent as of such date, in excess of the sum of (A) $9,735,000 and (B) the amount of the Incremental Startup Investment made by Parent as of such date.

(iv)           “Indemnity Payouts” means, as of any date, the aggregate amount of all amounts Parent has actually paid to a third party pursuant to an indemnity claim under a Qualified License Agreement.

(v)           “Licensing Fees” means any fixed fee payments, whether or not paid in installments, and any royalties provided however that Licensing Fees shall not include any payments for equipment, services or hardware or other amounts payable not related to fixed fee or royalty payments.

(vi)           “Qualified License Agreement” means a license agreement between Parent and a non-affiliated third party, pursuant to which Parent has licensed the Licensed SGC Technology and Future Innovations to such third party in exchange for Licensing Fees.

(vii)           “Qualified Licensing Fees” means all Licensing Fees actually received by Parent for the license of the Licensed SGC Technology and Future Innovations pursuant to a Qualified License Agreement.  If a Qualified License Agreement provides for the payment of Licensing Fees to Parent for the license of both the Licensed SGC Technology, Future Innovations and any other intellectual property but does not allocate such Licensing Fees between the licenses, such allocation shall be made by Parent in good faith.

2.15 Securities Law Compliance.  Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to issue shares of Parent Common Stock to a Stockholder unless the issuance is made in compliance with an applicable exemption from the registration requirements of the Securities Act and all other applicable federal and state securities laws.  In furtherance of the foregoing, as reasonably requested by Parent, each Stockholder receiving shares of Parent Common Stock under this Agreement agrees to execute and deliver to Parent of one or more documents representing as to certain matters in support of the exemption and acknowledging the restricted nature of such shares.

2.16 Tax Consequences.  It is intended that the Merger and the Second Step Merger, taken together, shall constitute an integrated transaction qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and the regulations promulgated thereunder and as contemplated by IRS Revenue Ruling 2001-46, and that this Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

2.17 Mergers, Consolidations, etc.  If (a) Parent effects any merger or consolidation of Parent with or into another entity, (b) Parent effects any sale of all or substantially all of its assets in one or a series of related transactions, (c) any tender offer or exchange offer (whether by Parent or another person or entity) is completed pursuant to which holders of Parent Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (d) Parent effects any reclassification of the Parent Common Stock or any compulsory share exchange pursuant to which the Parent Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then in lieu of any shares of Parent Common Stock each Stockholder may be entitled to receive hereunder following the Fundamental Transaction, such Stockholder shall have the right to receive (subject to the conditions to the issuance of such Parent Common Stock hereunder) the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been the holder of such shares of Parent Common Stock immediately prior to the Fundamental Transaction.  Notwithstanding the foregoing, if the holders of Parent Common Stock in any such Fundamental Transaction are afforded an election or are otherwise permitted or required to exchange such shares for two or more alternate forms of consideration, then after such Fundamental Transaction such Stockholder shall have the right to receive the same amount and kind of securities, cash or property for which a holder of such shares Parent Common Stock would have been entitled to receive if it failed to exercise such rights of election (provided that if the amount and kind of securities, cash or property receivable upon such Fundamental Transaction is not the same for each share of Parent Common Stock in respect of which such rights of election shall not have been exercised (a “non-electing share”), then for the purpose of this Section 2.17, the amount and kind of securities, cash or property receivable by such Stockholder after such Fundamental Transaction shall be deemed to be the amount and kind so receivable per share by a plurality of the holders of non-electing shares).

ARTICLE III

STOCKHOLDER REPRESENTATIVE

3.1 Designation.

(a) By executing this Agreement, Company and the Principal Stockholder (and, upon execution of the Written Consent and/or the applicable Stockholder Transmittal Letter, each other Stockholder) shall be deemed to have constituted and appointed, effective from and after the date of such execution of this Agreement, Milton Farris as Stockholder Representative and as its attorney-in-fact and agent with respect to claims for indemnification under Article XII, and for taking any and all actions and making any and all decisions required or permitted to be taken by any Stockholder, in its capacity as and with respect to its status as a Stockholder, under this Agreement or the Ancillary Agreements, including, without limitation, the power to:  (i) take all actions required by, and exercise all rights granted to, Stockholder Representative in this Agreement, (ii) receive all notices or other documents given or to be given to the Stockholders by Parent, Merger Sub or Second Merger Sub pursuant to this Agreement, (iii) receive and accept service of legal process in connection with any claim or other proceeding against the Stockholders arising under this Agreement, (iv) authorize or object to the release or delivery to Parent of property from the Escrow Account or otherwise in satisfaction of claims for indemnification by any Parent Indemnified Party pursuant to Article XII, (v) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims for indemnification, (vi) litigate, resolve, settle or compromise any claims for indemnification made pursuant to Article XII, and (vii) take any other actions and make and deliver any certificate, notice, consent, instruction or instrument required or permitted to be taken, made or delivered by the Stockholders under this Agreement or the Ancillary Agreements, or as Stockholder Representative may deem appropriate to carry out the intents and purposes of this Agreement.  Each Stockholder agrees that any amendment of this Agreement or any Ancillary Agreement, or the waiver of any right granted under, or breach of, this Agreement or any Ancillary Agreement, signed or approved by Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed or agreed to such amendment or waiver; provided, however, that no such amendment or waiver shall be binding upon or effective against an Unrestricted Stockholder without his or its written approval if and to the extent such amendment or waiver would result in any liability to such party not otherwise contemplated by this Agreement.  Notwithstanding the previous sentence, nothing in this Section 3.1 or otherwise in this Agreement shall be construed or deemed to vest any authority in Stockholder Representative to act as attorney-in-fact or otherwise for any Stockholder that is also a creditor of Company with respect to such Stockholder’s claims due from, or obligations owed by, Company not stemming solely from its Stockholder status.

(b) In the event that Stockholder Representative dies, resigns or becomes legally incapacitated, then Kim Weeks shall be the replacement Stockholder Representative.  If Kim Weeks shall at that point be unable to serve or refuse the appointment as Stockholder Representative or shall later die, resign, or become legally incapacitated, then such Person as is appointed by the Stockholders who held a majority of the outstanding shares of the Company Common Stock immediately prior to the Effective Time shall be Stockholder Representative; provided, however, that no change in Stockholder Representative shall be effective prior to the delivery to Parent of written notice thereof from the Stockholders who held a majority of the outstanding shares of Company immediately prior the Effective Time.  The Stockholder Representative may resign at any time; provided however, that it must provide the Stockholders who held a majority of the outstanding shares of Company immediately prior the Effective Time thirty (30) days’ prior written notice of such decision to resign.  In the event that no Person is serving as Stockholder Representative, the Principal Stockholder shall be Stockholder Representative.

(c) Parent agrees that any claim for indemnification made by any of the Parent Indemnified Parties pursuant to this Agreement shall be made exclusively through Stockholder Representative acting on behalf of the Stockholders (and the Stockholders agree that any such claim against the Stockholders by a Parent Indemnified Party may be made by providing notice of such claim to Stockholder Representative), and the Stockholders agree that any claim for indemnification made by any of the Stockholder Indemnified Parties will be made exclusively through Stockholder Representative; provided, that if there is no Person serving as Stockholder Representative at the time a claim for indemnification is made, such claim may be delivered to the Principal Stockholder and shall be considered effective as if it had been delivered to Stockholder Representative.

3.2 Authority.  The Stockholder Representative shall have the authority and power to act on behalf of each Stockholder with respect to the actions and decisions described in Section 3.1.  A decision, act, consent or instruction of Stockholder Representative shall constitute a decision of each Stockholder, and shall be final, binding and conclusive upon each Stockholder, and Parent and the Escrow Agent may rely upon any decision, act, consent or instruction of Stockholder Representative as being the decision, act, consent or instruction of each Stockholder with respect to such matter.  Notices or communications to or from Stockholder Representative with respect to this Agreement and the Ancillary Agreements shall constitute notice to or from each Stockholder.  The Stockholder Representative agrees promptly to provide written notice to each Stockholder of all notices and communications given or received in its capacity as Stockholder Representative under this Agreement.

3.3 Costs.  Any out-of-pocket costs and expenses reasonably incurred by Stockholder Representative in connection with actions taken by Stockholder Representative pursuant hereto (including the hiring of legal counsel and the incurring of legal fees and costs) shall be paid by, and be a joint and several obligation of, each Stockholder.

ARTICLE IV

CLOSING

4.1 Closing Date.  Subject to the satisfaction of the conditions set forth in Articles IX and X (or the waiver thereof by the party entitled to waive that condition), the closing of the Transaction (the “Closing”) shall take place at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins LLP located at 355 S. Grand Ave., Los Angeles, California, 90071, or at such other place and on such other date as Company and Parent may mutually agree.

4.2 Conveyances at Closing.

(a) Deliveries to Parent.  At the Closing, Company and the Stockholders, as applicable, shall deliver, or cause to be delivered, to Parent, the following:

(i) a certificate executed by the Secretary or an Assistant Secretary of Company including (A) a true and complete copy of the Certificate of Incorporation of Company, as amended through the Closing Date, certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the Bylaws of Company, (C) a true and complete copy of the resolutions of the board of directors and Stockholders of Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (D) incumbency matters;

(ii) a certificate of good standing and/or subsistence of Company and each of its Subsidiaries, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware and all states in which Company is qualified to do business;

(iii) a certificate executed by the President of Company certifying as to the matters set forth in Sections 10.1, 10.2, 10.3, 10.4 and 10.8 hereof as of the Closing Date;

(iv) evidence of receipt of all consents set forth on Schedule 5.6;

(v) any clearance certificate or similar document(s) that may be required by any state taxing authority to relieve Parent of any obligation to withhold any portion of the amounts to be paid pursuant to this Agreement;

(vi) a duly completed and executed certificate from each Stockholder as to the non-foreign status of such Stockholder pursuant to Treasury Regulations Section 1.1445-2(b)(2);

(vii) duly completed and executed Stockholder Transmittal Letters and accompanying Stock Certificates pursuant to Section 2.7(a) hereof, together with such other documents and information reasonably required by Parent;

(viii) the Escrow Agreement, executed by Stockholder Representative;

(ix) the Closing Consideration Schedule in accordance with Section 8.9 hereof, certified by the President of Company as being complete and correct as of the Closing;

(x) such other documents and instruments as in the opinion of counsel for Parent, Merger Sub  and Second Merger Sub may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof;

(xi)  a written certification in the form attached hereto as Exhibit F (an “Investor Certification”) from each Qualified Stockholder certifying that such Stockholder (A) is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect under the Securities Act, or (B) alone or with his purchaser representative (as such term is defined in Rule 502(h) of Regulation D, as presently in effect, under the Securities Act), meets the requirements set forth in Securities and Exchange Commission Rule 506(b)(2)(ii) of Regulation D, as presently in effect, under the Securities Act;

(xii) a written and completed questionnaire in the form attached hereto as Exhibit G from the Purchaser Representative, in form and substance reasonably satisfactory to the Parent;

(xiii) evidence of irrevocable election by holders of all shares of Company Preferred Stock to convert such shares to shares of Company Common Stock immediately prior to the Effective Time;

(xiv) an employment agreement with Milton Farris, executed by Parent substantially in form attached hereto as Exhibit H (the “Farris Employment Agreement”), executed by Milton Farris;

(xv) an employment agreement with Sim Weeks, executed by Parent substantially in form attached hereto as Exhibit I (the “Weeks Employment Agreement”), executed by Sim Weeks;

(xvi) evidence reasonably satisfactory to Parent, of the termination of the Technology License Agreement, dated as of July 25, 2002, by and between SilvaGas Corporation (as successor in interest to FERCO Enterprises, Inc.) and Biomass Gas and Electric, LLC (“BG&E”), executed by SilvaGas Corporation and BG&E; and

(xvii) the original Williams Note, Corporate Holdings Note, the Silverstein Notes and such other documents and information reasonably required by Parent to evidence the cancellation thereof upon consummation of the transactions contemplated herein.

(b) Deliveries to Company. At the Closing, Parent, Merger Sub and Second Merger Sub shall deliver, or cause to be delivered, to Company, the following:

(i) a certificate executed by the Secretary or an Assistant Secretary of each of Parent, Merger Sub and Second Merger Sub including (A) a true and complete copy of the certificate of incorporation of Parent and the certificate of incorporation of Merger Sub and the certificate of formation of Second Merger Sub, each certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the Bylaws of each of Parent and Merger Sub and the limited liability company agreement of Second Merger Sub, (C) a true and complete copy of the resolutions of the board of directors or managers, as applicable, of Parent, Merger Sub and Second Merger Sub authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (D) incumbency matters;

(ii) a certificate of good standing and/or subsistence of each of Parent, Merger Sub and Second Merger Sub, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Colorado or Delaware, as applicable;

(iii) a certificate executed by the President or Member of each of Parent, Merger Sub and Second Merger Sub, as applicable, certifying as to the matters set forth in Sections 9.1 hereof as of the Closing Date;

(iv) the Farris Employment Agreement executed by Parent;

(v) the Weeks Employment Agreement executed by Parent; and

(vi) the Escrow Agreement executed by Parent.

(c) Other Deliveries. At or as promptly as practicable after the Closing Date (but in no event later than five (5) Business Days following the Closing Date), Parent shall deliver, or cause to be delivered:

(i) to the Escrow Agent, the Escrow Amount; and

(ii) to each Payee, share certificates representing the number of Shares (calculated on the basis of the Closing Price) equal to the aggregate portion of the Payoff Amount payable to such Payee (rounded up to the nearest whole share of Parent Common Stock after aggregating each portion of the Payoff Amount payable to such Payee).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as otherwise set forth in the Disclosure Schedule, it being understood that any information set forth in one section or subsection of the Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection, Company hereby represents and warrants to Parent and Merger Sub that:

5.1 Organization and Good Standing.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted, to own and/or use its properties and assets and to perform all its obligations under its Contracts.  Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 5.1, being all the jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Copies of the Organizational Documents of Company, and all amendments thereto, heretofore delivered to Parent are true, accurate and complete as of the date hereof.

5.2 Authorization; Enforceability.  Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Company pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery by Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Company of the transactions contemplated hereby and thereby have been duly approved by the board of directors and stockholders of Company, and Parent has been provided with documentation of such board and stockholder approvals.  No other corporate proceedings on the part of Company are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Company and is, and upon execution and delivery of the Ancillary Agreements to which it is a party, each of such Ancillary Agreements will be, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, legal, valid and binding obligations of Company enforceable against it in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

5.3 Capitalization

(a) Schedule 5.3(a) sets forth the name of each Person holding any equity securities, or securities convertible into any equity securities of Company.  The authorized capital stock of Company consists of (i) 1,000,000 shares of Company Common Stock and (ii) 500,000 shares of preferred stock par value $0.01 per share, and there are no other shares of other classes or series of capital stock of Company authorized.  As of the date hereof, 100,000 shares of Company Common Stock are issued and outstanding and 16,087 shares of Company Preferred Stock are issued and outstanding.  As of the Closing Date, the number of shares of Company Common Stock issued and outstanding will be as set forth on the Closing Consideration Schedule, and no shares of Company Preferred Stock will be issued and outstanding. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable, and none of such shares are subject to any preemptive right, right of first refusal, right of first offer or right of rescission.  There are no accrued or declared but unpaid dividends on any share of Company Capital Stock other than the shares of Company Preferred Stock prior to conversion to Company Common Stock.  No claim has been made or threatened to Company asserting that any Person other than a Person listed on Schedule 5.3(a) is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities (including options) of, or any other voting, equity or ownership interest in Company.

(b) Except as set forth in Schedule 5.3(a) hereof, (i) there are no shares of capital or other stock of Company authorized, issued or outstanding, (ii) there are no existing options, stock appreciation rights, warrants, calls, restricted shares, phantom shares or similar rights, other compensatory equity or equity-linked awards, preemptive or similar rights, convertible securities, bonds, debentures, notes or other indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued Company Capital Stock obligating Company to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any shares of capital stock of, or Voting Debt of, or other equity or voting interest in, Company or securities convertible into or exchangeable for such shares or equity interests, or obligating Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any Company Capital Stock, or other capital or other stock of Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c) Except as set forth in Schedule 5.3(a), there are no (i) securities of Company reserved for issuance for any purpose, (ii) agreements pursuant to which registration rights in the securities of Company have been granted, (iii) stockholder agreements between Company and any current stockholders of Company regarding the securities of Company or (iv) agreements among stockholders of Company with respect to the voting or transfer of the securities of Company or with respect to any other aspect of Company’s affairs.

(d) Company has not violated any Laws, including applicable federal or state securities laws, in connection with the offer, sale or issuance of any Company Capital Stock or any other securities, and such Company Capital Stock and other securities have been issued and granted in compliance with all requirements set forth in Company’s Organizational Documents.  As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock.

(e) The Closing Consideration Schedule delivered to Parent pursuant to Section 8.9 shall accurately reflect, as of immediately prior to the Effective Time, all Stockholders and their respective addresses and social security numbers or tax identification number, if applicable, the number of shares of Company Common Stock held by such Stockholders (including the respective certificate numbers of such Company Common Stock held by such Stockholder), the Pro Rata Portion applicable to each Stockholder, the aggregate consideration to be paid to each Stockholder, the number of Shares to be deposited into the Escrow Account on behalf of each Stockholder, if any, and such other information relevant thereto which Parent may reasonably request.

5.4 Subsidiaries.

(a) Schedule 5.4(a) sets forth (i) the legal name and jurisdiction of organization of each Subsidiary of Company and (ii) the capitalization thereof and the current ownership of all outstanding equity interests in each such Subsidiary.  All issued and outstanding equity interests in each Subsidiary are owned beneficially and of record by Company or, one of its Subsidiaries, free and clear of all Liens or any restrictions on the right to vote, sell or otherwise dispose of such equity interest.  Other than as identified on Schedule 5.4(a), neither Company nor any Subsidiary of Company or one of its Subsidiaries has ever owned, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire such an equity interest in any Person nor has Company or any of its Subsidiaries ever been a member, partner or participant in any company, partnership or joint venture.

(b) Each of Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization with full corporate power and authority to conduct its business as it is presently being conducted, to own and or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts.  Each of Company’s Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 5.4(b), being all the jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Copies of the Organizational Documents of each of Company’s Subsidiaries, and all amendments thereto, heretofore delivered to Parent are true, accurate and complete as of the date hereof.

(c) All ownership interests in each Subsidiary of Company have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of, and such ownership interests are not subject to, any purchase option, call, right of first refusal, subscription, preemptive or similar rights created by Law, the respective Organizational Documents of the Subsidiary of Company issuing such interests, or any Contract to which each such Subsidiary is a party or by which it is bound.  There are no outstanding options, warrants, calls, rights of conversion or exchange or other rights, Contracts, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the ownership interest in any Subsidiary of Company to which Company or any Subsidiary of Company is a party, or by which any of them are bound, obligating Company, any Subsidiary of Company or any Person to issue, deliver or sell, or cause to be issued, delivered or sold, any ownership interest in any Subsidiary of Company.  Except as otherwise set forth on Section 5.4(c), there are (i) no rights, Contracts, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the ownership interest in any Subsidiary of Company obligating Company or any Subsidiary of Company to repurchase, redeem or otherwise acquire any ownership interest in a Subsidiary of Company; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Subsidiary of Company; (iii) no voting trusts or agreements, stockholder agreements, proxies or other Contracts, agreements or understandings in effect to which Company or any Subsidiary of Company is a party, or by which any of them are bound with respect to the governance of any Subsidiary of Company or the voting or transfer of any ownership interest in any Subsidiary of Company; and (iv) no outstanding bonds, debentures, notes or other Indebtedness obligations of any Subsidiary of Company.

(d) As of the Closing Date, neither Company nor any of its Subsidiaries shall own or hold any direct or indirect equity or other interest in either SAGE LLC or Big Stakes LLC, or have any obligation or Liability with respect to either such entity, including, without limitation, any obligation or Liability arising from the transfer or distribution of the membership interests of such entity to a third party as contemplated by Section 10.10.

5.5 Books and Records.  Company has made and kept (and delivered or made available to Parent or its representatives) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Company and each of its Subsidiaries.  Company has delivered to Parent true, correct and complete copies of (a) the Certificate of Incorporation of Company (as certified by the Secretary of State of Delaware, the “Certificate of Incorporation”) and (b) the bylaws of Company (as certified by the secretary, assistant secretary or other appropriate officer of Company, the “Bylaws”), in each case as currently in effect.  Company has delivered to Parent true, correct and complete copies of (i) the articles or certificate of incorporation or organization of each of its Subsidiaries (as certified by the applicable authorized Governmental Body of its respective jurisdiction of incorporation or organization) and (ii) the bylaws or operating agreement of each of its Subsidiaries (as certified by its respective secretary, assistant secretary or other appropriate officer), in each case as currently in effect.  The minute books of Company and each of its Subsidiaries, all of which have been delivered to Parent (either in original form or copies thereof), contain complete records of all meetings of and all actions taken by the shareholders and board of directors (including any committees thereof) of Company and each such Subsidiary.  No material actions have been taken by Company or any of its Subsidiaries which are not reflected in its respective minutes.

5.6 Conflicts; Third-Party Consents.  Except as set forth on Schedule 5.6, neither the execution, delivery or performance of this Agreement or Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in the breach of, any provision of the Organizational Documents of any Subsidiary; (b) conflict with, violate, result in the breach or termination of, or constitute a default under any

Indebtedness, instrument, obligation, Contract or Permit to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries are bound; (c) violate any Law or any Order of any Governmental Body by which Company or any of its Subsidiaries are bound or affected other than as would not be material to Company and its Subsidiaries (taken as a whole); or (d) result in the creation of any Lien upon the assets of Company or any of its Subsidiaries.  Except as set forth on Schedule 5.6, no Order of, Consent or Permit from, or declaration or filing with, or notification to, any Person, including, without limitation, any Governmental Body, is required to be made or obtained by Company or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

5.7 Financial Statements.  Parent has received true, correct and complete copies of the unaudited consolidated statement of assets and liabilities of Company and its Subsidiaries at May 31, 2009 and the related statement of equity interests in Company (such unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  The Financial Statements have been prepared from the Books and Records, include a detailed list of all of Company’s and its Subsidiaries’ rights and Liabilities, include a detailed list of the shareholder interests in Company, and fairly reflect in all material respects the financial position of Company and its Subsidiaries as of May 31, 2009 as well as all shareholders’ equity interests in Company.

5.8 Undisclosed Liabilities.  Neither Company nor any of its Subsidiaries has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as reflected or reserved against in the Financial Statements and (b) for Liabilities incurred in the ordinary course of business since the Balance Sheet Date.

5.9 Absence of Certain Changes or Events.  Except as expressly contemplated by this Agreement or as set forth on Schedule 5.9, since the Balance Sheet Date:

(a) there has not been any change in Company’s or any of its Subsidiary’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Company or any of its Subsidiaries; issuance of, or commitment to issue, any shares of capital stock or any security convertible into or exchangeable for such capital stock; or grant of any registration rights; purchase, redemption, retirement or other acquisition by Company of any shares of any such capital stock;

(b) there has not been any amendment to the Organizational Documents of Company;

(c) there has not been any Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Material Adverse Change;

(d) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Business or the assets of Company or any of its Subsidiaries having a replacement cost of more than $5,000 for any single loss or $25,000 for all such losses;

(e) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any equity interests or any repurchase, redemption or other acquisition by Company or any of its Subsidiaries of any outstanding securities of, or other ownership interest in, Company or any of its Subsidiaries;

(f) there has not been adoption of or change by Company or any of its Subsidiaries in any Tax or other accounting methods, principles or practices or change in any annual Tax accounting period; new or change in any Tax election; settlement or compromise of any claim, notice, audit or assessment in respect of Taxes; filing of any amended Tax Return or any other Tax Return; or surrender of any right to claim a Tax refund; in each case by or with respect to Company or any of its Subsidiaries;

(g) neither Company nor any of its Subsidiaries has revalued any of the assets, including, without limitation, by writing off promissory notes or accounts receivable;

(h) neither Company nor any of its Subsidiaries has entered into, renewed, amended, modified, cancelled or terminated any Contract, Real Property Lease or Permit to which Company or any of its Subsidiaries is a party, including, without limitation, any employment, consulting, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to Company of at least $5,000;

(i) neither Company nor any of its Subsidiaries has failed to use reasonable efforts to preserve the Business intact, to keep available to Parent the services of its employees, to maintain the Books and Records in the ordinary course of business and to preserve for Parent the assets of Company and its Subsidiaries, the Business and the goodwill of the suppliers, consultants customers and others having business relations with it;

(j) neither Company nor any of its Subsidiaries has failed to pay and discharge when due current Liabilities, except where disputed in good faith;

(k) neither Company nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to Company, the Stockholders or any of its or their Affiliates;

(l) neither Company nor any of its Subsidiaries has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any of its assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets other than in the ordinary course of business;

(m) neither Company nor any of its Subsidiaries has discharged or satisfied any Lien, or paid any obligation or Liability, except in accordance with its terms or in the ordinary course of business and to the extent such discharge, satisfaction or payment, individually or in the aggregate, would not be material to Company, any of its Subsidiaries, or the Business;

(n) neither Company nor any of its Subsidiaries has canceled or compromised any Indebtedness or Third-Party Claim related to the Business or its assets or amended, canceled, terminated, relinquished, waived or released any Contract or right related to the Business or its assets except in the ordinary course of business and except to the extent such cancellation, compromise, amendment, termination, relinquishment, waiver or release, individually or in the aggregate, would not be material to Company, any of its Subsidiaries, the Business or any of their respective assets;

(o) neither Company nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or betterments in excess of $5,000 individually or $5,000 in the aggregate;

(p) neither Company nor any of its Subsidiaries has instituted or settled any Legal Proceeding;

(q) neither Company nor any of its Subsidiaries has incurred any Indebtedness or entered into any commitment with respect thereto;

(r) neither Company nor any of its Subsidiaries has incurred any Liability in an amount greater than $5,000 individually or $25,000 in the aggregate, except in the ordinary course of business, or increased or changed any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

(s) neither Company nor any of its Subsidiaries has failed to expend funds for budgeted capital expenditures or commitments with respect to the Business;

(t) neither Company nor any of its Subsidiaries has entered into, renewed, modified or revised any agreement or transaction with any of its Affiliates relating to the Business;

(u) neither Company nor any of its Subsidiaries has entered into any agreement licensing any Proprietary Rights to any Person;

(v) neither Company nor any of its Subsidiaries has (i) hired any employee or independent contractor earning total annual compensation in excess of $100,000 (ii) paid or announced any material increase in any compensation or benefits, including without limitation, any increase or change pursuant to any Employee Benefit Plan (except as required by any Law or, with respect to non-executive employees only, in the ordinary course of business consistent with past practice), or (iii) entered into, adopted or amended any Employee Benefit Plan (except as required by any Law);

(w) there has not been any material adverse change in employee relations affecting Company or any of its Subsidiaries; and

(x) neither Company nor any of its Subsidiaries has, nor have Parent or the Stockholders on behalf of Company, agreed to do anything set forth in subsections (a) through (w) of this Section 5.9.

5.10 Taxes.

(a) Except as set forth on Schedule 5.10, each of Company and its Subsidiaries has duly and timely filed or caused to be timely filed (taking into account any applicable extensions) with the appropriate Tax Authority all material Tax Returns required to be filed by, or with respect to, such entity, on or prior to the date hereof (or on or prior to the Closing Date for purposes of Section 10.1).  All such Tax Returns are true, complete and accurate in all material respects.  Except as disclosed on Schedule 5.10, neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by a Tax Authority in a jurisdiction where Company or any of its Subsidiaries does not file a Tax Return that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.  All material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Returns) have been timely paid.

(b) No deficiencies for Taxes with respect to Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Tax Authority that have not been finally resolved and paid.  There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of Company or its Subsidiaries.    No issues relating to Taxes of Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(c) Neither Company nor any of its Subsidiaries (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(d) There are no Liens upon any assets of Company or any of its Subsidiaries for Taxes other than statutory Liens for current Taxes not yet due and payable.

(e) Each of Company and its Subsidiaries (i) has neither agreed, nor is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; and (ii) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code. Each of SAGE LLC and Big Stakes LLC is treated as a partnership for U.S. federal income tax purposes, and no entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any corresponding provision of state or local Tax law) has been filed with respect to it.

(f) Each of Company and its Subsidiaries (i) has not been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iii) has not been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; and (iv) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(g) Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority, any prepaid amount received on or prior to the Closing or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law).

(h) None of the outstanding indebtedness of Company or its Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

(i) Neither Company nor any of its Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(j) Neither Company nor any of its Subsidiaries has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(k) Neither Company nor any of its Subsidiaries (A) has been a member of a group filing a consolidated, affiliated, combined or unitary Tax Return (other than a group the common parent of which is Company) or any similar group for state, local or foreign Tax purposes or (B) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(l) Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, and stockholders of Company or other Person.

(m) Neither Company nor any of its Subsidiaries, or any of their Affiliates or predecessors by merger or consolidation, has, within the past two years, or otherwise as part of a plan (or series of related transactions) (within the meaning of Section 355(e) of the Code) of which the Transaction is a part, distributed stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(n) Neither Company nor any of its Subsidiaries, or, to the knowledge of Company, any of its Affiliates, has taken any action or knows of any fact, agreement or plan that could reasonably be expected to prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.11 Real Property.

(a) There is no real property or interests in real property owned in fee by Company or any of its Subsidiaries.

(b) Schedule 5.11(b) sets forth a complete list (including street address and legal description) of all real property and interests in real property leased (whether as lessee or lessor) by Company or any of its Subsidiaries and used in connection with the Business (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). Except for Real Property Leases listed on Schedule 5.11(b), there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any real property or any portion thereof or interest in any such real property.

(c) Real Property Leases.  With respect to each Real Property Lease, Company or one of its Subsidiaries has good and valid title to a leasehold estate in the Leased Real Property, other than Liens which do not materially interfere with, or otherwise affect the present use and enjoyment of the Facilities subject thereto or affected thereby.  Company or one of its Subsidiaries enjoys peaceful and undisturbed possession of all the Leased Real Property. Company has delivered a copy or summary of all Real Property Leases and other instruments by which Company or any of its Subsidiaries has acquired such property and interests to Parent.

(d) No Special Assessment.  Neither Company nor any of its Subsidiaries has received notice of any special assessment relating to any Facility or any portion thereof and there is no pending or, to Company’s Knowledge, threatened special assessment.

5.12 Title to Tangible Personal Property; Liens. Schedule 5.12 sets forth a complete and accurate list of all individual items of Tangible Personal Property, leaseholds or other interests therein owned by Company with a value in excess of $5,000.  Company or one of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all the Tangible Personal Property used by it located on its premises or shown on the Financial Statements or acquired thereafter free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since May 31, 2009.  The items of Tangible Personal Property of Company and its Subsidiaries are in good operating condition in all material respects and are fit for use in the ordinary course of business.  Company and its Subsidiaries own, or have a valid leasehold or other interest in, and after the Closing Date, Company and its Subsidiaries will continue to own, or have a valid leasehold or other interest in, all assets necessary for the conduct of the Business as presently conducted by Company and its Subsidiaries and to permit Parent (through Company and its Subsidiaries) to continue to conduct the Business in all respects in substantially the same manner as the Business has been conducted through the date hereof.

5.13 Proprietary Rights.

(a) Schedule 5.13 contains a true, correct and complete list and description of all Proprietary Rights owned or used in the Business by Company or any of its Subsidiaries, as well as each license or other agreement relating thereto.  Except as set forth on Schedule 5.13, either Company or one of its Subsidiaries is the sole and exclusive owner of each Proprietary Right used in the Business, free and clear of all Liens, and the Proprietary Rights used in the Business are in good standing and not the subject of any challenge, and no license fees, royalties or other payments by Company or any of its Subsidiaries are required in connection with use in the Business of the Proprietary Rights by Company and its Subsidiaries.  None of the Stockholders, Company nor any Subsidiary has received any notice or otherwise knows or has reason to believe, that any of the foregoing is invalid or conflicts with the asserted rights of others.  None of the Proprietary Rights used in the Business has been held or stipulated to be invalid in any litigation of which Company has Knowledge and which has been concluded, and the validity of none of the Proprietary Rights used in the Business has been challenged by any third party or questioned in any Legal Proceeding currently pending or, to Company’s Knowledge, threatened.  Company and each of its Subsidiaries possess all Proprietary Rights necessary for the conduct of the Business as it is presently conducted, and the use of such Proprietary Rights by Company and each of its Subsidiaries is not subject to any restrictions and is without any known conflict with the rights of others, and neither Company nor any of its Subsidiaries has forfeited or otherwise relinquished any such Proprietary Rights.  The execution, delivery and performance of this Agreement will not impair the right of Company or any of its Subsidiaries to use, possess, sell or license any of the Proprietary Rights owned or used in connection with the conduct of the Business as it is presently conducted.  Except as set forth on Schedule 5.13, neither Company nor any of its Subsidiaries is under any obligation to pay any license fees, royalties or other payments or similar payments in connection with the Proprietary Rights owned or used by Company or any of its Subsidiaries.  No current or former employee, officer, director, consultant, independent contractor or service provider of Company or any of its Subsidiaries has any right, license or property or ownership interest whatsoever in or with respect to any Proprietary Rights owned or used in the Business by Company or any of its Subsidiaries.  The operations of Company and each of its Subsidiaries do not infringe upon the Proprietary Rights of third parties and, to the Knowledge of Company, no third party has misappropriated or infringed upon or is misappropriating or infringing upon any of the Proprietary Rights owned or used in the Business by Company or any of its Subsidiaries.

(b) Schedule 5.13 lists all domain names (including the party in whose name such domain name is registered) used by Company or any of its Subsidiaries that are material to Company or any of its Subsidiaries or to the conduct of the Business as it is presently conducted (collectively, the “Domain Names”). All registrations for the Domain Names are in full force and effect, neither Company nor any of its Subsidiaries is in breach of any such registrations, and Company and each of its Subsidiaries has made all payments and otherwise taken all actions required to be taken under all such registrations. Company or one of its Subsidiaries owns all right, title and interest in and to each trademark (and the associated goodwill) that corresponds to any of the Domain Names and no third party owns any rights in or to any trademarks that may reasonably form the basis of any infringement or dilution claim or otherwise seeking the assignment or cancellation of any registration covering any Domain Name.

5.14 Contracts.  Schedule 5.14 sets forth all of the following Contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound:

(a) Contracts for the sale of any assets of Company or any of its Subsidiaries;

(b) joint venture, partnership or similar Contracts (including any Contract involving a sharing of profits, losses, costs or Liabilities by Company or any of its Subsidiaries with any other Person);

(c) sales, distribution, manufacturing, technical or engineering assistance, commission or similar Contracts;

(d) Contracts containing covenants restricting Company or any of its Subsidiaries from competing in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with Company or any of its Subsidiaries in any line of business or in any geographical area;

(e) Contracts relating to the acquisition by Company or any of its Subsidiaries of any operating business or the capital stock of any other Person;

(f) Contracts relating to Indebtedness;

(g) Contracts for employment and severance or change in control agreements with any employee, consultant, executive officer, director or other service provider of Company pursuant to which Company has any obligation (absolute or contingent);

(h) licensing agreements or other Contracts with respect to Proprietary Rights, including agreements with current or former employees, consultants, or contractors regarding the disposition, appropriation or the nondisclosure of any of the Proprietary Rights;

(i) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $50,000 annually, and more than $100,000 in the aggregate or otherwise material to the assets of Company, any of its Subsidiaries or the Business;

(j) Contracts involving performance of services or delivery of products by Company, actual or potential, in excess of $25,000 or otherwise material to the Business or Company;

(k) Contracts involving receipts, actual or potential, in excess of $25,000 or otherwise material to the Business or Company;

(l) any Contract with the United States, state or local government or any agency or department thereof; and

(m) Leases of personal or real property not cancelable (without Liability) within 30 calendar days.

True, complete and correct copies of all of the Contracts set forth on Schedule 5.14 have been made available to Parent and/or Parent’s Affiliates or Representatives.  Each of the contracts set forth on Schedule 5.14 is valid and binding on Company or the Subsidiary of Company party thereto and, to the Knowledge of Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole.  There is not default under any such contract by Company or any of its Subsidiaries or, to the Knowledge of Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Company or any of its Subsidiaries or, to the Knowledge of Company, by any other party thereto, in each case except as have not had and would not reasonably be expected to be, individually or in the aggregate, material to Company or its Subsidiaries, taken as a whole.

5.15 Employee Benefits.

(a) Schedule 5.15(a) sets forth a complete and accurate list of each Employee Benefit Plan.  Neither Company, its Subsidiaries, nor any ERISA Affiliate has any liability, whether absolute or contingent, with respect to any, and no Employee Benefit Plan is a: (i) “multiemployer plan” (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended, “ERISA”), (ii) other pension plan subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code, (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Employee Benefit Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of Company or any of its Subsidiaries (or any dependent thereof) that are subject to the laws of any jurisdiction outside of the United States.

(b) With respect to each Employee Benefit Plan, a complete copy has been made available to Parent by Company of: (i) all documents constituting such Employee Benefit Plan (including without limitation, plan documents, adoption agreements, service agreements and written descriptions of any unwritten Employee Benefit Plans); (ii) the two most recent Annual Report (Form 5500 Series) documents and schedules and amendments thereto, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the two most recent annual financial and/or actuarial reports, if any; (v) each trust agreement, group annuity contract, insurance contract and other funding vehicle relating to any Employee Benefit Plan, and (vi) the most recent determination letter from the IRS, if applicable.

(c) Each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the trust forming part thereof has received a favorable determination letter from the IRS as to its qualification under the Code, and to the Knowledge of Company, there are no existing circumstances or events that could reasonably be expected to result in the revocation of such qualification. Neither Company nor any of its Subsidiaries maintains any plan, program or arrangement, nor is either such entity a party to any agreement, that provides any compensation to any current or former employee, director or consultant in, based on or measured by the value of, any equity security of, or interest in, any such entity.

(d) With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan has been operated and administered in material compliance with its terms and all applicable Law (including but not limited to ERISA and the Code); (ii) there are no pending or, to the Knowledge of Company, threatened claims against, by or on behalf of any Employee Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course of business); (iii) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan in connection with which Company or its Subsidiaries or a fiduciary of any such plan could reasonably be expected to incur a material liability have occurred; (iv) neither Company, its Subsidiaries, any officer of any such entity, any Employee Benefit Plans which are subject to ERISA, any trust created thereunder or, to the Knowledge of Company, any fiduciary or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that could subject Company, any of its Subsidiaries, or any officer of any such entity to any material tax or penalty  imposed by the Code, ERISA or other applicable Law; (v) no Employee Benefit Plans that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) or trusts associated therewith have been terminated during the past six years, nor, to the Knowledge of Company, is there any intention or expectation to terminate any such Employee Benefit Plans or trusts; and (vi) no Employee Benefit Plans or trusts are the subject of any proceeding by any Person, including any Governmental Body, that could reasonably be expected to result in a termination of any Employee Benefit Plan or trust.  There are no pending or, to the Knowledge of Company, threatened claims by or on behalf of any participant in any of the Employee Benefit Plans, or otherwise involving any such Employee Benefit Plan or its assets, other than routine claims for benefits. No audit or investigation of an Employee Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Body has occurred in the past three years and there are no audits or investigations pending or, to the Knowledge of Company, threatened with respect to any Employee Benefit Plan. Neither Company nor its Subsidiaries has made any filing in respect of any Employee Benefit Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(e) All contributions required to be made by Company or any of its Subsidiaries to any Employee Benefit Plan by applicable Law, any plan document or other contractual undertaking, and all premiums due or payable by Company or any of its Subsidiaries with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been properly reflected in the Financial Statements.

(f) Except as required by applicable Law, neither Company nor any of its Subsidiaries has any obligation, whether absolute or contingent and whether under an Employee Benefit Plan or otherwise, to provide any of the following retiree or post-employment benefits to any person: medical, prescription, dental, disability or life insurance benefits. Company and each of its Subsidiaries and their ERISA Affiliates are in compliance in all material respects with the applicable requirements of (i) Section 4980B of the Code and Part 6 of Title I of ERISA and the applicable regulations thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including proposed regulations) thereunder.  No indebtedness in excess of $10,000 is owed by any current or former employee, consultant or director of either of Company or any of its Subsidiaries to Company or any of its Subsidiaries.

(g) None of the assets of Company, its Subsidiaries or any of their ERISA Affiliates is, or could reasonably be expected to become, the subject of any lien arising under ERISA or the Code.  There are no liens arising under ERISA or the Code with respect to the operation, termination, restoration or funding of any Employee Benefit Plan or arising in connection with any excise tax or penalty tax with respect to any Employee Benefit Plan.

(h) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise), including without limitation any termination of employment, will: (i) entitle any current or former employee, consultant or director of Company or its Subsidiaries to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in any “excess parachute payment” under Section 280G of the Code.

(i)           Each Employee Benefit Plan that provides for “nonqualified deferred compensation” within the meaning of Section 409A(d)(1) of the Code, and any award thereunder, in each case, that is subject to Section 409A of the Code, (i) has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final Treasury Regulations issued thereunder and all subsequent IRS Notices and other interim guidance on Section 409A of the Code and (ii) has been maintained in compliance with Section 409A of the Code and the final Treasury Regulations issued thereunder and all subsequent IRS Notices and other interim guidance on Section 409A of the Code since January 1, 2009.

5.16 Labor Matters; Employees.

(a) General.  Neither Company nor any of its Subsidiaries is a party to any collective bargaining or other labor Contract.  There has not been, there is not presently pending or existing, and, to the Knowledge of Company, there is not threatened (i) any strike, slowdown, picketing, work stoppage or employee grievance process against Company or any of its Subsidiaries or the Business; (ii) any Legal Proceeding against or affecting Company or any of its Subsidiaries or the Business relating to the alleged violation of any Law or Order pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Business or Company or any of its Subsidiaries; or (iii) any application for certification of a collective bargaining agent.  No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by Company or any of its Subsidiaries, and no such action is contemplated by Company or any of its Subsidiaries.  Company and each of its Subsidiaries have complied with all material Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational health and safety, and plant closing.  Neither Company nor any of its Subsidiaries is liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(b) Company has made available to Parent and/or its advisors a list of all current employees of Company and each Subsidiary.  All such employees are terminable at will without continuing obligation to Company or any Subsidiary other than with respect to any securities of Company owned by such employee or any benefit plans in which such employee participates.  Except as set forth on Schedule 5.16, to the best of Company’s Knowledge, no full time employee of Company has any affiliation with or obligation to any other employer.  To the best of Company’s knowledge, no current employee of Company is in violation of any term of any employment contract, patent disclosure agreement, non competition agreement or any other contract or agreement or any restrictive covenant relating to the relationship of any such employee to Company or any former employer because of the nature of the consolidated business conducted or contemplated to be conducted by Company or the use of trade secrets or proprietary information of others.  There is neither pending nor, to Company’s Knowledge, threatened, any action, suit, proceeding or claim, or to Company’s Knowledge, any basis therefor, with respect to any contract, agreement, covenant or obligation with a current or former employee of Company.

5.17 Legal Proceedings.  Except as set forth on Schedule 5.17, there is no, and during the past three (3) years there have not been any, Legal Proceedings or Orders (a) pending or, to the Knowledge of Company, threatened against or affecting Company or any of its Subsidiaries, the Business or any of their respective assets (or to the Knowledge of Company, pending or threatened, against any of the officers, directors or Key Employees of Company or any of its Subsidiaries with respect to their business activities on behalf of Company or any of its Subsidiaries); (b) that challenges or that may have the effect of preventing, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement; or (c) related to the Business or the assets of Company or any of its Subsidiaries.  To the Knowledge of Company, there is or was no reasonable basis for any such Legal Proceeding or Order.  Except as set forth on Schedule 5.17, neither Company nor any of its Subsidiaries nor the Business or any of the respective assets is subject to any Order of any Governmental Body and neither Company nor any of its Subsidiaries is engaged in any Legal Proceeding to recover monies due it or for damages sustained by it.  Except as would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, none of Company nor any of its Subsidiaries is or has been in default with respect to any Order, and there are no unsatisfied judgments against Company or any of its Subsidiaries or the Business or any of the respective assets.  There is not a reasonable likelihood of an adverse determination of any pending Legal Proceedings which would, individually or in the aggregate, have a Material Adverse Effect.

5.18 Compliance with Law.  Except as set forth on Schedule 5.18, and except as would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries is and at all times during the past three (3) years has been in compliance with all Laws applicable to them or to the conduct and operations of the Business or relating to or affecting any of the assets.  Neither Company nor any of its Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is, or within the past three years was, not in compliance with any such Laws, and none of Company or any of its Subsidiaries has any reason to anticipate that any existing circumstances are likely to result in violations of any such Laws.  None of Company or any of its Subsidiaries has, nor have any of its or their Representatives, directly or indirectly, paid or delivered any payment, whether in money, property, goods, services or otherwise, to any Governmental Body or other Person in the United States or any other country which is in any matter related to the Business, the assets or the operations of Company or any of its Subsidiaries which was, is or may be with the passage of time or discovery, illegal under any Laws, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §78dd-1 et seq.).

5.19 Permits.  Schedule 5.19 sets forth a complete list of all material Permits held by Company and each of its Subsidiaries or used in the conduct of the Business.  The Permits set forth on Schedule 5.19 collectively constitute all of the material Permits necessary for Company and each of its Subsidiaries to lawfully conduct and operate the Business as it is presently conducted and to permit Company and each of its Subsidiaries to own and use the assets of Company and its Subsidiaries in the manner in which they are presently owned and used.  Except as set forth on Schedule 5.19 and as would not otherwise reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries is and at all times has been in compliance with all Permits applicable to them or to the conduct and operations of the Business or relating to or affecting these assets.  Neither Company nor any of its Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Permits, and neither Company nor any of its Subsidiaries has any reason to anticipate that any existing circumstances are likely to result in violations of any such Permits.  All applications for or renewals of all Permits have been timely filed and made and no Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement.

5.20 Environmental Matters.  Except as set forth on Schedule 5.20:

(a) Company and each of its Subsidiaries are now and always have been in compliance in all material respects with all applicable Environmental Laws;

(b) neither Company nor any of its Subsidiaries has received any written communication alleging that Company is in violation of, or has any liability under, any Environmental Law nor, to the Knowledge of Company, are there any facts or circumstances which could form the basis of such a communication;

(c) each of Company and its Subsidiaries validly possesses and is in compliance with all material Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing;

(d) neither Company nor any of its Subsidiaries is the subject of any outstanding or threatened Order, Legal Proceeding or Contract with any Governmental Body or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(e) neither Company nor any of its Subsidiaries has any current contingent Liability in connection with any Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site); and

(f) Company has provided to Parent all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of Company and each of its Subsidiaries that are in the possession, custody or direct control of the Stockholders, Company or any of its Subsidiaries.

5.21 Insurance.  Schedule 5.21 sets forth a complete and accurate list (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) of all policies or binders of insurance of any kind or nature covering Company, any of its Subsidiaries or any of its or their employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance.  All such policies are in full force and effect and are sufficient for compliance with all applicable Laws and of all Contracts to which Company or any Subsidiary is a party.  Neither Company nor any of its Subsidiaries is in default under any of such policies or binders, and neither Company nor any of its Subsidiaries has failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders.  There are no outstanding unpaid claims under any such policies or binders.  Such policies and binders provide sufficient coverage for the risks insured against, are in full force and effect as of the date hereof and shall be kept in full force and effect by Company and each of its Subsidiaries through the Closing Date.

5.22 Purchase Commitments and Outstanding Bids.  No outstanding purchase or outstanding lease commitment of Company or any of its Subsidiaries presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those in the ordinary course of business.  There is no outstanding bid, proposal, Contract or unfilled order of Company or any of its Subsidiaries which will or would, if accepted, result in a loss or otherwise have a Material Adverse Effect.

5.23 Related Party Transactions.  Except as set forth on Schedule 5.23, none of Company, Company’s Affiliates, the Stockholders, the Stockholders’ Affiliates, nor the

 Stockholders’ relatives has, within the past three (3) years, borrowed any moneys from or has any outstanding Indebtedness or other similar obligations to Company or any of its Subsidiaries.  Except as set forth on Schedule 5.23, none of the Stockholders, the Stockholders’ Affiliates, the Stockholders’ relatives, Company, Company’s Affiliates, any Subsidiary, any Subsidiary’s Affiliates, nor any officer or Key Employee of any such Persons (a) owns any direct or indirect interest of any kind in (except for ownership of less than 5% of any public company, provided, that such owner’s role is that solely of a passive investor), or controls or is a director, officer, employee or partner of, consultant to, lender to or borrower from, or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of Company or any of its Subsidiaries, (ii) engaged in a business related to the Business or (iii) a participant in any transaction to which Company or any of its Subsidiaries is a party or (b) is a party to any Contract with Company or any of its Subsidiaries.  Except as set forth on Schedule 5.23, Company has no Contract or understanding with any officer, director, consultant, or Key Employee of Company or any of its Subsidiaries or any of Parent  or the Stockholders with respect to the subject matter of this Agreement, the consideration payable hereunder or any other matter.

5.24 No Brokers.  None of the Stockholders, Company or any of its Subsidiaries, nor any of the Affiliates or Representatives of the Stockholders, Company or any of its Subsidiaries has entered into or will enter into any Contract, agreement, arrangement or understanding with any broker, finder or similar agent or Person which will result in the obligation of Parent to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

5.25 No Other Agreements.  None of the Stockholders, Company nor any of its Subsidiaries or Affiliates has any legal obligation, absolute or contingent, to any other Person to sell or transfer all or substantially all of the assets of, to sell any capital stock of or other equity interest in Company or any of its Subsidiaries or to effect any merger, consolidation or other reorganization of Company or any of its Subsidiaries or to enter into any agreement with respect thereto.

5.26 Banking Relationships.  Schedule 5.26 sets forth a complete and accurate description of all arrangements that Company and its Subsidiaries has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of Company and its Subsidiaries in respect of any of the foregoing.

5.27 No Liabilities; No Indebtedness.  As of the Closing Date, Company shall have paid off or satisfied and extinguished all of its Liabilities and Indebtedness.

5.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, Article VI, or in any certificates delivered by Company in connection with the Closing, each of Parent, Merger Sub and Second Merger Sub acknowledges that neither Company nor any person on behalf of Company makes any other express or implied representation or warranty with respect to Company or any of its Subsidiaries or with respect to any other information provided or made available to any parent, Merger Sub and Second Merger Sub in connection with the Transaction contemplated by this Agreement.  Neither Company nor any other person will have or be subject to any liability or indemnification obligation to any of Parent, Merger Sub and Second Merger Sub or any other person resulting from the distribution or use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub and Second Merger Sub unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article V, Article VI, or in a certificate delivered by Company in connection with the Closing.  Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve Company or any other person from liability for fraud.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

The Principal Stockholder (and, upon execution of the Written Consent and/or the applicable Stockholder Transmittal Letter, each of the other Stockholders) hereby represents and warrants (but severally, not jointly, and only as and to the extent that such representations and warranties apply to such individual Stockholder) to Parent and Merger Sub as follows:

6.1 Authorization.  Stockholder has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Stockholder pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  No other proceedings on the part of Stockholder are necessary to authorize this Agreement and the Ancillary Agreements to which Stockholder is a party and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Stockholder and is, and upon execution and delivery of the Ancillary Agreements to which Stockholder is a party, each of such Ancillary Agreements will be, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, legal, valid and binding obligations of Stockholder enforceable against Stockholder in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

6.2 Consents and Approvals.  No notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person is required to be made or obtained by Stockholder or any Affiliate of Stockholder in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Stockholder is a party and the consummation of the transactions contemplated hereby and thereby by Stockholder.

6.3 Title to Shares of Company Capital Stock.  Stockholder is the sole record and beneficial owner of the number of shares of Company Capital Stock set forth opposite its name on Schedule 6.3(a).  Each share of Company Capital Stock owned by Stockholder is owned free and clear of, and none of such Company Capital Stock is subject to, any Liens (other than any restrictions imposed by securities Laws applicable to unregistered securities generally).

6.4 No Brokers.  Neither Stockholder nor any of its respective Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Stockholder, Company, Parent or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SECOND MERGER SUB

Parent, Merger Sub and Second Merger Sub hereby jointly and severally represent and warrant to Company and the Principal Stockholder (and, upon execution of the Written Consent and/or the applicable Stockholder Transmittal Letter, each of the Stockholders) as follows:

7.1 Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

7.2 Authorization.  Parent, Merger Sub and Second Merger Sub have full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent, Merger Sub or Second Merger Sub in connection with the consummation of the transactions contemplated hereby (such other agreements, documents, instruments and certificates being hereinafter referred to, collectively, as the “Parent Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Parent, Merger Sub and Second Merger Sub of this Agreement and each of the Parent Documents have been duly authorized by all necessary corporate action on behalf of Parent, Merger Sub or Second Merger Sub, as applicable.  This Agreement has been, and each of the Parent Documents will be at or prior to the Closing, duly executed and delivered by Parent, Merger Sub or Second Merger Sub, as applicable and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Parent Documents when so executed and delivered will constitute, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, valid and legally binding obligations of Parent, Merger Sub or Second Merger Sub, as applicable, enforceable against Parent, Merger Sub or Second Merger Sub, as applicable, in accordance with their respective terms.

7.3 Capitalization.  The authorized capital of Parent on May 26, 2009 consisted of 350,000,000 shares of Parent Common Stock of which 166,988,785 are issued and outstanding, 22,020,516 shares of Parent Common Stock are reserved for issuance pursuant to (i) all stock plans, (ii) warrants, options and restricted stock units and (iii) any other outstanding rights to purchase Parent Common Stock and 14,332,002 shares of Parent Common Stock are reserved for issuance pursuant to outstanding convertible notes.

7.4 Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.001 par value per share, of which 100 shares are issued and outstanding.  Parent is the sole stockholder of Merger Sub and is the record and beneficial owner of all 100 issued and outstanding shares.  Merger Sub was formed solely for purposes of effecting the Merger and the other transactions contemplated hereby.  Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.  All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

7.5 Second Merger Sub.  Parent is the sole member of Second Merger Sub and is the record and beneficial owner of 100% of the membership interests of Second Merger Sub.  Second Merger Sub was formed solely for purposes of effecting the Second Step Merger and the other transactions contemplated hereby.  Except as contemplated by this Agreement, Second Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Second Merger Sub carried on any business activities other than in connection with the Second Step Merger and the transactions contemplated by this Agreement.

7.6 Conflicts; Third-Party Consents.  Neither the execution and delivery of this Agreement or the Parent Documents nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Parent and Merger Sub with any of the provisions hereof or thereof, will (a) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) conflict with, violate, result in the breach or termination of, or constitute a default under any Indebtedness, instrument, obligation or Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets are bound or (c) violate any Law or any Order of any Governmental Body by which Parent or Merger Sub or their respective properties or assets are bound.  No Order of, Consent or Permit from or declaration or filing with, or notification to, any Person, including, without limitation, any Governmental Body, is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the Parent Documents and the consummation of the transactions contemplated hereby and thereby.

7.7 Legal Proceedings.  There are no Legal Proceedings pending, or to the knowledge of Parent or Merger Sub, threatened that are reasonably likely to prohibit or restrain the ability of Parent or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

7.8 No Brokers.  Neither Parent, Merger Sub nor any of its Affiliates or Representatives has entered into or will enter into any Contract, agreement, arrangement or understanding with any broker, finder or similar agent or Person which will result in the obligation of Company to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

7.9 Valid Issuance of Common Stock.  The Shares, when issued, sold and delivered in accordance with the terms of this Agreement and in consideration for the consummation of the Transactions, will be duly and validly issued, fully paid and nonassessable.  Based in part upon the representations of Company in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

7.10 SEC Documents.  Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since December 15, 2008, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “Parent SEC Documents”). As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, to the Knowledge of the Parent, none of the SEC Documents is the subject of any ongoing review by the SEC.  The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Parent included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the period then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).  Except for matters reflected or reserved against in the audited consolidated balance sheet of Company as of September 30, 2008 (or the notes thereto) included in the Parent SEC Documents, neither Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Company (including the notes thereto) except liabilities and obligations that (i) were incurred since September 30, 2008 in the ordinary course of business consistent with past practice, (ii) are incurred in connection with the transactions contemplated by this Agreement or (iii) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, taken as a whole.

7.11 Taxes.

(a) Subject to such exceptions as would not have a material adverse effect on Parent and its Subsidiaries, taken as a whole: (i) Parent and its Subsidiaries have, or have caused to be, timely (taking into account applicable extensions) filed all Tax Returns required to be filed by them, which Tax Returns are correct in all material respects; (ii) all Taxes shown as due and owing on such Tax Returns have been timely paid; and (iii) to the knowledge of Parent, there are no audits, assessments or other actions pending in respect of any Tax liability of Parent or its Subsidiaries.

(b) No entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any corresponding provision of state or local Tax law) has been filed with respect to Second Merger Sub, and Parent has no intention to cause such an election to be filed.

(c) Neither Parent, Merger Sub nor Second Merger Sub has taken any action or knows of any fact, agreement or plan that could reasonably be expected to prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VIII

COVENANTS

Parent, Merger Sub, Second Merger Sub, Company, the Principal Stockholder, (and, upon execution of the Written Consent and/or the applicable Stockholder Transmittal Letter, each of the Stockholders) and Stockholder Representative each covenant with the other as follows:

8.1 Further Assurances.  Upon the terms and subject to the conditions contained in this Agreement, the parties agree, both before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions hereto and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder and (c) to cooperate with each other in connection with the foregoing.  As promptly as practicable after the date hereof, Company and each of its Subsidiaries will make any filings required by Law to be made by them in order to consummate the transactions contemplated hereby, will obtain all other required Consents and Permits and will apply for any new Permits necessary to consummate the transactions contemplated hereby.

8.2 Notification of Certain Matters.

(a) From the date hereof to the Closing Date, Company shall give prompt notice to Parent of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; and (ii) any failure of the Principal Stockholder, any of the Stockholders, Company or any of its Subsidiaries or any of their respective Affiliates or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.  Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Company will promptly deliver to Parent a supplement to the Disclosure Schedule specifying such change.  Company shall promptly notify Parent of any default, the threat or commencement of any Legal Proceeding, or any development that occurs before the Closing that would reasonably be expected to have a Material Adverse Effect.  In addition, during such period, Company and each of its Subsidiaries will confer with Parent concerning operational matters of a material nature and otherwise report periodically to Parent concerning the status of the Business.

(b) From the date hereof to the Closing Date, Parent shall give prompt notice to Company and the Stockholders of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; and (ii) any failure of the Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement or any exhibit or schedule hereto, in each case, in any material respect; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.  Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Parent will promptly deliver to Company and the Stockholders a supplement to the Disclosure Schedule specifying such change.  Parent shall promptly notify Company and the Stockholders of any default, the threat or commencement of any Legal Proceeding, or any development that occurs before the Closing that would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

8.3 Conduct of Business.  Between the date hereof and the Closing Date and except as specifically required hereby, Company and each of its Subsidiaries shall, and shall cause each of their respective Affiliates to, conduct the Business only in the ordinary course of business and not take any action inconsistent with this Agreement or with the consummation of the Closing.  Except as otherwise expressly contemplated hereby (including, without limitation, in Section 8.12), Company and each of its Subsidiaries shall use its and their commercially reasonable efforts to (a) preserve intact the current business organization of Company and each of its Subsidiaries, keep available the services of the current officers, employees and agents of Company and each of its Subsidiaries and maintain good relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Company and each of its Subsidiaries and (b) maintain the property and assets of Company and its Subsidiaries in a state of repair and condition that complies with Laws and is consistent with the requirements of the Business as it is presently conducted.  In addition and not by way of limitation, except as otherwise expressly permitted by this Agreement (including, without limitation, in Section 8.12), between the date hereof and the Closing Date, Company and each of its Subsidiaries will not, and shall cause their Affiliates not to, without the prior consent of Parent, take any affirmative action, or fail to take any reasonable action within their control, in each case which would reasonably be expected to result in the occurrence of any of the changes or events listed in Section 5.9.

8.4 Investigation by Parent.

Subject to the Confidentiality Agreement, from the date hereof to the Closing Date, Company and each of its Subsidiaries shall, and shall cause each of their respective Representatives to, afford Parent and its Representatives reasonable access during normal business hours to Company and each of its Subsidiaries for the purpose of inspecting the same, including for the purpose of conducting environmental site assessments and compliance audits and to the Representatives, Books and Records and Contracts of Company and each of its Subsidiaries, and shall furnish Parent and its Representatives all financial, operating and other data and information as Parent, through its Representatives, may reasonably request.

8.5 Exclusivity.  From and after the date hereof, none of the Stockholders, Company nor any of its Subsidiaries or Affiliates will, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of its capital stock or other equity interest, the merger of Company or any of its Subsidiaries with, or the direct or indirect disposition of all or substantially all of the assets, of Company or any of its subsidiaries to, any Person other than Parent or its Affiliates or provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction.  In the event that any of the Stockholders or Company or any of its Subsidiaries receives an unsolicited offer for such a transaction or obtains information that such an offer is likely to be made, Company will provide Parent with notice thereof as soon as practical after receipt, including the identity of the prospective purchaser or soliciting party.

8.6 Books and Records.  Each party hereto agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.  The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.  All information received pursuant to this Section 8.6 shall be kept confidential by the party obtaining such information, subject to any disclosure that is required to be made by such party in order to comply with applicable Laws or the rules or regulations of any securities exchange upon which its securities are traded.

8.7 Tax Matters.

(a) Stockholder Representative shall prepare or cause to be prepared all Tax Returns of Company and SilvaGas Corporation for any taxable periods ending on or before the Closing Date that are required to be filed after the Closing Date and shall deliver a draft of each such Tax Return to Parent at least 30 days before the date such returns are required to be filed (taking into account any applicable extensions); provided, however, that Stockholder Representative shall deliver a draft of any such Tax Returns relating to payroll Taxes as promptly as practicable in advance to the date such returns are required to be filed.  Unless otherwise required by Law, all such Tax Returns shall be prepared consistently with past practice to the extent such past practice is reasonable.  Stockholder Representative shall permit Parent to review each such Tax Return prior to filing and shall reflect all reasonable comments made by Parent in good faith on such Tax Return, which such comments are received by Stockholder Representative no fewer than five (5) days prior to the date such return is required to be filed (taking into account any applicable extensions); provided, however, that to the extent the positions taken on such Tax Return could reasonably be expected to have an adverse impact on Parent, its Subsidiaries or its Affiliates for any period or portion thereof beginning after the Closing Date, such Tax Return shall not be filed without Parent’s approval (for purposes of this Section 8.7(a), an “adverse impact on Parent, its Subsidiaries or Affiliates” shall not include a reduction in the availability or amount of losses or loss carryforwards of Company or its Subsidiaries arising in a Pre-Closing Tax Period that would otherwise have carried over to Parent, its Subsidiaries or its Affiliates as a result of the Transaction), such approval not to be unreasonably withheld.  Parent shall timely file or cause to be filed such Tax Returns.  Parent shall timely pay or cause to be paid all Taxes with respect to Tax Returns which Stockholder Representative is obligated to prepare and file or cause to be prepared and filed pursuant to this Section 8.7(a); provided, however, that Parent shall be entitled to be reimbursed out of the Escrow Account, within fifteen (15) days after the date on which such Taxes are paid, an amount equal to such Taxes paid by Parent (excluding any amounts indemnifiable pursuant to       Section 12.10 and excluding any interest or penalties incurred as a result of a delay in filing such Tax Return that is not caused by Stockholder Representative, Company or its Subsidiaries); and provided, further, that Parent shall be entitled to recover from the Principal Stockholder the amount of any such Taxes indemnifiable pursuant to Section 12.10, in which case the Principal Stockholder shall reimburse Parent for such Taxes within fifteen (15) days after the date on which such Taxes are paid.

(b) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Company and SilvaGas Corporation for any Straddle Periods required to be filed after the Closing Date and shall deliver a draft of each such Tax Return to Stockholder Representative at least 30 days before the date such returns are required to be filed (taking into account any applicable extensions); provided, however, that Parent shall deliver a draft of any such Tax Returns relating to payroll Taxes as promptly as practicable in advance to the date such returns are required to be filed.  Unless otherwise required by Law, all such Tax Returns shall be prepared and filed in a manner substantially consistent with past practice to the extent such past practice is reasonable.  Parent shall permit Stockholder Representative to review each such Tax Return prior to filing and shall reflect all reasonable comments made by Stockholder Representative in good faith on such Tax Return, which such comments are received by Parent no fewer than five (5) days prior to the date such return is required to be filed (taking into account any applicable extensions); provided, however, that to the extent the positions taken on such Tax Return could reasonably be expected to have an adverse impact on the Stockholders for any Pre-Closing Tax Period, such Tax Return shall not be filed without Stockholder Representative’s approval (for purposes of this Section 8.7(b), an “adverse impact on the Stockholders” shall include a reduction in the availability or amount of losses or loss carryforwards of Company or its Subsidiaries arising in a Pre-Closing Tax Period), such approval not to be unreasonably withheld.  Parent shall pay or cause to be paid all Taxes with respect to Tax Returns which Parent is obligated to prepare and file or cause to be prepared and filed pursuant to this Section 8.7(b); provided, however, that Parent shall be entitled to be reimbursed out of the Escrow Account, within fifteen (15) days after the date on which such Taxes are paid, an amount equal to the portion of such Taxes (as determined in accordance with Section 12.2(a)(v) of this Agreement) relating to Company and its Subsidiaries for the Pre-Closing Tax Period (excluding any amounts indemnifiable pursuant to Section 12.10 and excluding any interest or penalties incurred as a result of a delay in filing such Tax Return that is not caused by Stockholder Representative, Company or its Subsidiaries); and provided, further, that Parent shall be entitled to recover from the Principal Stockholder the amount of any such Taxes indemnifiable pursuant to Section 12.10, in which case the Principal Stockholder shall reimburse Parent for such Taxes within fifteen (15) days after the date on which such Taxes are paid.

(c) Parent shall pay to the Stockholders the amount of any refund actually received or credit actually realized by Parent or its Subsidiaries after the Closing Date of Taxes of Company and its Subsidiaries for a Pre-Closing Tax Period (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise but excluding any refunds or credits resulting from the carryback or utilization of any Tax attribute arising after the Closing Date) relating to Taxes with respect to any Pre-Closing Tax Period, except to the extent such refund or credit was reflected as an asset in the calculation of the Net Working Capital Amount as finally determined pursuant to Section 2.10(b).  Parent shall be entitled to retain, or receive prompt payment from the Stockholders of, any refund or credit arising with respect to any of Parent, Company and its Subsidiaries (including, refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) relating to Taxes with respect to any taxable year or period or portion thereof that begins after the Closing Date. Parent and the Stockholders shall equitably apportion any refund or credit with respect to Taxes with respect to any Straddle Period consistent with the provisions of Section 12.2(a)(v).  The amount of any payment that Parent, on the one hand, or the Stockholders, on the other hand, is required to make to the other party pursuant to this Section 8.7(c) shall be reduced to take account of any Taxes incurred by the paying party upon the receipt or realization of such refund or credit.  If a refund or credit in respect of which amounts were paid by one party by the other pursuant to this Section 8.7(c) is later disallowed, the recipient party shall return such amounts to the paying party, together with any interest and penalties imposed by the applicable Tax Authority.  Notwithstanding the foregoing references to the Stockholders in this Section 8.7(c), to the extent any refund or credit described in the first sentence of this Section 8.7(c) relates to Taxes of Company and its Subsidiaries for a Pre-Closing Tax Period which Taxes were paid by the Principal Stockholder pursuant to Section 12.10 or the final proviso of Section 8.7(a) or 8.7(b), the Principal Stockholder alone, and not the Stockholders collectively, shall be entitled to the receipt of the corresponding payment from Parent under this Section 8.7(c).

(d) Parent, Company and Stockholder Representative and the Stockholders agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(e) If, subsequent to the Closing, any of Parent and the Surviving Corporation, on the one hand, or Stockholder Representative, on the other hand, receives notice of a claim by any Tax Authority that, if successful, might result in an indemnity payment hereunder (a “Tax Claim”), then within fifteen (15) days after receipt of such notice, Parent, Company or Stockholder Representative, as the case may be, shall give written notice of such Tax Claim to the other party.  Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.  Subject to the following sentence, Parent shall have the right to control the conduct and resolution of any Tax Claim relating to Taxes of Parent, the Surviving Corporation, Company or any of their Subsidiaries; provided, however, that Parent shall keep Stockholder Representative reasonably informed of all developments on a timely basis and Parent shall not resolve such Tax Claim in a manner that could reasonably be expected to have an adverse impact on the Stockholders’ indemnification obligations under this Agreement without Stockholder Representative’s written consent, which shall not be unreasonably withheld.  The Stockholder Representative shall have the right to control the conduct and resolution of any Tax Claim relating to Taxes of Company or its Subsidiaries for any taxable period ending on or before the Closing Date; provided, however, that Parent may elect to participate in the conduct of such Tax Claim with separate counsel, at its own expense, if such Tax Claim could reasonably be expected to have an adverse impact on Parent, and provided, further, that regardless of whether Parent so elects, Stockholder Representative shall keep Parent reasonably informed of all developments on a timely basis and shall not, without Parent’s written consent, resolve such Tax Claim in a manner that could reasonably be expected to have an adverse impact on Parent (for purposes of this Section 8.7(e), an “adverse impact on Parent” shall not include a reduction in the availability or amount of losses or loss carryforwards of Company or its Subsidiaries arising in a Pre-Closing Tax Period that would otherwise have carried over to Parent, its Subsidiaries or its Affiliates as a result of the Transaction), which such consent shall not be unreasonably withheld.  This Section 8.7(e), and not the procedures of Section 12.5, shall govern Tax Claims.

(f) It is intended by the parties hereto that the Merger and the Second Step Merger, taken together, shall be treated as a single integrated transaction and shall constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.  However, no party makes any representation or warranty to the other or to any Stockholder regarding the Tax treatment of the Transaction or whether the Transaction will qualify as a “reorganization” under the Code.  Each party acknowledges that it is relying on its own advisors in connection with the Tax treatment of the Transaction and the other transactions contemplated by this Agreement.

(g) Each party agrees to use its reasonable best efforts to take any and all action necessary for the Merger and the Second Step Merger to be treated as a single integrated transaction that constitutes a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.  Each party agrees to use its reasonable best efforts to refrain from taking any and all action that is reasonably likely to prevent the Merger and the Second Step Merger as being treated as a single integrated transaction that constitutes a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

(h) In the event that the Merger and the Second Step Merger are not treated as a single integrated transaction that constitutes a “reorganization” within the meaning of Section 368(a) of the Code, Parent shall not make any election under Section 338 of the Code with respect to the Merger.

(i) Parent shall pay all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes, collectively the “Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby, provided, that (A) to the extent one-half of such Transfer Taxes exceeds the Estimated Stockholder Transfer Tax Amount, then Parent and Stockholder Representative shall promptly execute and deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to Parent the number of Escrow Shares (rounded to the nearest whole Share and calculated based on the Closing Price) equal to the amount by which one-half of such Transfer Taxes exceeds the Estimated Stockholder Transfer Tax Amount and (B) to the extent the Estimated Stockholder Transfer Tax Amount exceeds one-half of such Transfer Taxes, Parent shall promptly distribute to each Stockholder a cash amount equal to its Pro Rata Portion of the amount by which the Estimated Stockholder Transfer Tax Amount exceeds one-half of such Transfer Taxes. Parent and Stockholder Representative shall jointly prepare and file all Tax Returns with respect to such Transfer Taxes.

(j) Any payments made to a party pursuant to the indemnification provisions of Article XII shall constitute an adjustment of the consideration paid hereunder for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by applicable Law.

8.8 Resale of Shares.

(a) Except as otherwise provided in Section 2.11, each of the Stockholders agrees that it shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any of its Shares included as part of the Initial Stock Consideration during the Lock-up Period.  Parent may impose stop-transfer instructions and may stamp each certificate with the following legend with respect to such Shares (for the avoidance of doubt, other than certificates representing the Registrable Payoff Amount Shares, which are not included in the Initial Stock Consideration) until the end of the Lock-up Period:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS FROM THE DATE OF ISSUANCE, AS SET FORTH IN AN AGREEMENT AND PLAN OF MERGER, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF COMPANY.”

(b) If a Stockholder should decide to dispose of any of such Shares, Stockholder understands and agrees that it may do so only after such Shares have been registered under the Securities Act and qualified under applicable state and foreign securities laws, unless an exemption from such registration and qualification requirements is available and, except as otherwise provided in Section 2.11, after the expiration of the Lock-up Period.  In connection with any offer, resale, pledge, distribution or other transfer (individually and collectively, a “Transfer”) of any such Shares other than pursuant to an effective registration statement, Parent may require that Stockholder provide, at the expense of Stockholder, Parent with an opinion of counsel reasonably satisfactory in form and substance to Parent to the effect that such Transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the qualification requirements of any applicable state or foreign securities laws.  Stockholder agrees to the imprinting, so long as appropriate, of substantially the following legend on certificates representing the Shares:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE.  BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE, DISTRIBUTE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A “TRANSFER”) THE SHARES EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.  IF THE PROPOSED TRANSFER IS TO BE MADE PURSUANT TO CLAUSE (B) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO COMPANY AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAWS.”

The legend set forth above may be removed if and when the Shares represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act or the opinion of counsel referred to above has been provided to Parent.  The certificates representing the Shares shall also bear any additional legends required by applicable federal, state or foreign securities laws, which legends may be removed when, in the opinion of counsel to Parent, they are no longer required under the applicable requirements of such securities laws.  Stockholder agrees that, in connection with any Transfer of Shares by it pursuant to an effective registration statement under the Securities Act, it will comply with all prospectus delivery and other requirements of the Securities Act applicable to Stockholder.  Stockholder acknowledges that Parent makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of any of the Shares.

8.9 Closing Consideration Schedule.  Company shall deliver to Parent not less than three (3) Business Days prior to the Closing Date the “Closing Consideration Schedule” in a form reasonably acceptable to Parent, which schedule shall be certified as complete and correct by Company’s President and which shall accurately set forth, as of Closing, all Stockholders and their respective addresses and social security number or tax identification number, if applicable, the number and type of shares of Company Common Stock held by such Stockholders (including the respective certificate numbers), the Pro Rata Portion applicable to each Stockholder, the aggregate consideration to be paid to each Stockholder, the number of Shares to be deposited into the Escrow Account on behalf of each Stockholder and such other information relevant thereto which Parent may reasonably request.

8.10 Stockholder Approval.  No later than one (1) day following the execution of this Agreement, Company shall deliver to Parent certified resolutions adopted by written consent of the Requisite Stockholders in the form of Exhibit J, evidencing the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby by written consent in accordance with the DGCL and Company’s Organizational Documents (the “Written Consent”). Parent may terminate this Agreement if Company fails to deliver to Parent the Written Consent within one (1) day following the execution of this Agreement and, in the event of such termination, neither Parent nor Merger Sub shall have any further liabilities or obligations under this Agreement.

8.11 Stockholder Joinder.  Upon the execution and delivery of a Stockholder Transmittal Letter, the representations and warranties, set forth in Article VI and the covenants, agreements and obligations of such Stockholder made as of the date of this Agreement shall be deemed for all purposes to be made by such Stockholder as of the date of this Agreement (notwithstanding the actual date of execution and delivery).  Prior to such joinder, Company and the Principal Stockholder shall be liable for any deemed breach of any covenant hereunder by any Stockholder who has not yet delivered its Stockholder Transmittal Letter and shall take all reasonable actions to prevent any such deemed breach.

8.12 Conversion of Company Preferred Stock and Certain Liabilities.  Promptly following the date of this Agreement but in no event later than one (1) day prior to the Effective Time, Company shall deliver or cause to be delivered to Parent evidence of the irrevocable election by holders of all shares of Company Preferred Stock to convert such shares to shares of Company Common Stock immediately prior to the Effective Time.  In addition, prior to the Closing, Troutman Sanders LLP will convert into Company Common Stock any outstanding fees owed to it by the Company or its Subsidiaries for services rendered that are in excess of $300,000.00.

8.13 Restrictions on Transfer.  After the date hereof, each of the Stockholders agrees not to transfer any shares of Company Capital Stock to any person without the written consent of the Parent. Each Stockholder further agrees that any attempt by a Stockholder to transfer any shares of Company Capital Stock in violation of this Section 8.13 shall be void and Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the Parent.

ARTICLE IX

CONDITIONS TO COMPANY’S OBLIGATIONS

The obligation of Company to consummate the transactions contemplated by this Agreement are subject, in the discretion of Company, to the satisfaction, on or prior to the Closing Date, of the conditions contained in this Article IX, any of which may be waived by Company in whole or in part to the extent permitted by applicable Laws.

9.1 Representations, Warranties and Covenants.  All representations and warranties of Parent, Merger Sub and Second Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date.  Parent, Merger Sub and Second Merger Sub shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

9.2 Legal Proceedings.  No Legal Proceedings shall have been instituted and no Third-Party Claim shall have been made against Parent, Merger Sub, the Stockholders or Company or any of its Subsidiaries which seeks to restrain, enjoin, prevent the consummation of or otherwise prohibit the transactions contemplated by this Agreement.

9.3 Deliveries.  Company shall have received the documents, instruments and certificates set forth in Section 4.2(b).

ARTICLE X

CONDITIONS TO PARENT’S, MERGER SUB’S AND SECOND MERGER SUB’S OBLIGATIONS

The obligation of Parent, Merger Sub and Second Merger Sub to consummate the transactions contemplated by this Agreement are subject, in the discretion of Parent and Merger Sub, to the satisfaction, on or prior to the Closing Date, of the conditions contained in this Article X, any of which may be waived by Parent, Merger Sub and Second Merger Sub in whole or in part to the extent permitted by applicable Laws.

10.1 Representations, Warranties and Covenants.  All representations and warranties of Company and the Stockholders contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date, provided however that the representations and warranties of Company contained in Section 5.27 shall be true and correct in all respects at and as of the Closing Date.  Company and the Stockholders shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it or them prior to or on the Closing Date.

10.2 Consents.  All Consents from, and filings and notifications with, Governmental Bodies and other Persons (including, without limitation, the Consents, filings and notifications set forth on Schedule 5.6) necessary for the valid consummation of the transactions contemplated hereby shall have been obtained or made.

10.3 Legal Proceedings.  No Legal Proceedings shall have been instituted and no Third-Party Claim shall have been made against Parent, Merger Sub, the Stockholders or Company or any of its Subsidiaries which seeks to restrain, enjoin, obtain substantial damages, prevent the consummation of or otherwise prohibit the transactions contemplated by this Agreement or the ability of Stockholders to transfer Company Common Stock free and clear of any Liens.

10.4 No Material Adverse Change.  There shall not have been or occurred any Material Adverse Change since the date of the Most Recent Balance Sheet.

10.5 Deliveries.  Parent shall have received the documents, instruments and certificates set forth in Sections 2.8, 4.2(a) and 8.9.

10.6 No Prohibition.  Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Parent or any of Parent’s Affiliates to suffer any material adverse consequence under, any applicable Law or Order (or any Law or Order which has been published, introduced or otherwise proposed by or before any Governmental Body).

10.7 Stockholder Approval.  This Agreement, the Merger and the other transactions contemplated hereby shall, in accordance with the DGCL and Company’s Organizational Documents, have been approved by the affirmative vote of Stockholders holding Company Capital Stock representing the requisite number of Company Capital Stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby under the DGCL and Company’s Organizational Documents, including the affirmative vote of the Requisite Stockholders.

10.8 Dissenting Stockholders. Stockholders holding no more than 5% of the outstanding Company Capital Stock shall have exercised appraisal rights in accordance with the DGCL.

10.9 Cash Consideration Cap. Stockholders holding no more than 2% of the outstanding Company Capital Stock shall be Unqualified Stockholders (provided that in no event shall the amount of Cash Consideration to be paid hereunder exceed $165,000).

10.10 Securities Law Compliance.  Parent shall be satisfied, in its sole discretion, that the offer and sale of the Parent Common Stock to the Stockholders pursuant to this Agreement shall be exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D, as presently in effect, under the Securities Act and all applicable state securities laws.

10.11 Distribution of Membership Interests in SAGE LLC and Big Stakes LLC.  Prior to the Closing Date, Company shall have caused all of the membership interests of SAGE LLC and Big Stakes LLC to be distributed or transferred to a person other than Company or its Subsidiaries pursuant to one or more agreements or other instruments in form and substance satisfactory to Parent.

10.12 Termination of Employment Agreements.  Prior to the Closing Date, Company shall have terminated all existing employment agreements to which it is a party pursuant to one or more termination agreements in form and substance satisfactory to the Parent.

ARTICLE XI

COVENANT NOT TO COMPETE

11.1 Covenant Not to Compete.  Each Restricted Stockholder acknowledges and agrees that the Business is conducted nationwide in the United States and on a global basis and that the reputation and goodwill of the Business and of Company and its Subsidiaries are an integral part of the success of the Business throughout the areas where it is conducted.  If Parent is deprived of any of the goodwill of the Business or of Company or any of its Subsidiaries or if the Restricted Stockholders or Company or any of its Subsidiaries in any manner utilize such reputation and goodwill in competition with Parent in its conduct of the Business after Closing, Parent will be deprived of the benefits it has bargained for pursuant to this Agreement.  This Section 11.1 is necessary to effectively transfer the reputation and goodwill of the Business and of Company and each of its Subsidiaries to Parent.  The Restricted Stockholders agree and acknowledge that, as beneficiaries of this Agreement and the transactions contemplated hereby, they will receive significant benefits as a result of the consummation of the transactions contemplated by this Agreement.  Accordingly, as an inducement for Parent to enter into this Agreement:

(a) each of the Restricted Stockholders agrees that, until December 31, 2014, he, she or it (as applicable) shall not, without Parent’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in any county, state or territory of the United States or anywhere else in the world, which, directly or indirectly, competes with the Business, provided that the ownership of less than 5% of the outstanding equity interests in a publicly traded entity or the ownership of less than 10% of the outstanding equity interest in a private entity shall not constitute a violation of this Section 11.1 so long as such Restricted Stockholder does not have any active participation in the business of such entity.

(b) each of the Restricted Stockholders agrees to maintain in confidence, and not to disclose to any third party, any ideas, methods, developments, inventions, improvements and business plans and information which are the confidential information of Company or any of its Subsidiaries.  In the event that the agreement in this Section 11.1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c) Until December 31, 2014, no Restricted Stockholder shall, directly or indirectly, hire or offer employment to or seek to hire or offer employment to any employee with whom such Restricted Stockholder had material contact in the two (2) years preceding the Closing Date of Parent, any of its Subsidiaries, including the Surviving Company, or any of their Affiliates, in each case which is engaged in the Business as presently conducted or any similar business of Parent, in each case unless the employment of such employee its first terminated by Parent or Parent gives its written consent to such employment or offer of employment.

(d) each of the Restricted Stockholders acknowledges that a breach of any of the covenants contained in this Section 11.1 will cause irreparable damage to Parent, the Surviving Company and the Business, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Company and each Restricted Stockholder agrees that, if any Restricted Stockholder breaches any of the covenants contained in this Section 11.1, in addition to any other remedy which may be available at law or in equity, Parent shall be entitled to specific performance and injunctive relief, without posting bond or other security.

ARTICLE XII

INDEMNIFICATION

12.1 Survival of Representations.  Subject to the limitations contained in this Article XII, all representations, warranties covenants and agreements contained herein or in any Ancillary Agreement shall survive the execution and delivery of this Agreement or any such Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby, regardless of any investigation made by or on behalf of any party hereto or its Affiliates or the knowledge of any such party’s (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents.  Notwithstanding anything herein to the contrary, the Stockholders will not be liable with respect to any claim for the breach or inaccuracy of any representation or warranty pursuant to Section 12.2(a)(i) or Section 12.2(b)(i), and Parent will not be liable with respect to any claim for the breach or inaccuracy of any representation or warranty pursuant to Section 12.3(a)(i), unless written notice of a claim thereof is delivered to Stockholder Representative or Parent, as the case may be, prior to the Survival Date and in accordance with Sections 12.5 and 12.6.  For purposes of this Agreement, subject to Section 12.4, the term “Survival Date” shall mean such date which is 24 months after the Closing; provided that (a) with respect to the representations and warranties set forth in Sections 5.10 (Taxes), 5.20 (Environmental Matters) and 7.11 (Taxes), the Survival Date shall be the 30th day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) and (b) with respect to the representations and warranties set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization; Enforceability), 5.3 (Capitalization), 5.4 (Subsidiaries), 5.24 (No Brokers), 6.1 (Authorization), 6.2 (Consents and Approvals), 6.3 (Title to Shares of Company Capital Stock), 6.4 (No Brokers), 7.1 (Organization), 7.2 (Authorization), 7.3 (Capitalization) and 7.8 (No Brokers), there shall be no Survival Date and such representations and warranties shall survive the Closing indefinitely.  Parent and the Stockholders agree that so long as written notice is given on or prior to the Survival Date with respect to such claim and in accordance with Sections 12.5 and 12.6, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved.  For the avoidance of doubt, any covenant, agreement or obligation set forth in this Agreement or any Ancillary Agreement, shall survive the Closing until the date that such covenant, agreement or obligation has been fully performed or earlier terminated in accordance with its terms.

12.2 Indemnification of Parent Indemnified Parties by the Stockholders.

(a) Restricted Stockholder Obligations. The Restricted Stockholders hereby agree to indemnify Parent and its Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”), from and hold each of them harmless against and pay on behalf of or reimburse any such Parent Indemnified Party in respect of the entirety of any Loss which such Parent Indemnified Party may suffer, sustain or become subject to, relating to or in connection with, arising out of, resulting from or incident to:

(i) subject to the limitations in this Article XII, the breach or inaccuracy of any representation or warranty of Company or the Restricted Stockholders contained in this Agreement or any Ancillary Agreement (or in any certificate delivered pursuant hereto by or on behalf of Company or the Restricted Stockholders to Parent with respect thereto), in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining the Losses resulting from, arising out of or relating to such breach or inaccuracy;

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Restricted Stockholders, Company or any of its Subsidiaries contained in this Agreement or any Ancillary Agreement;

(iii) any portion of the costs, fees and expenses of the Independent Engineer allocated to the Restricted Stockholders pursuant to Section 2.13(d) hereof;

(iv) any Excess Dissenting Share Payments; and

(v) (I) any Taxes of Company or of its Subsidiaries for any Pre-Closing Tax Period (other than U.S. federal and state corporate income Taxes resulting solely from the failure of the Transaction to qualify as a “reorganization” within the meaning of Section 368(a) of the Code), other than Taxes indemnifiable pursuant to Section 12.10, and (II) the unpaid Taxes of any Person (other than Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.  With respect to Taxes for any Straddle Period, the portion of such Tax that relates to the Pre-Closing Tax Period shall (A) in the case of any real property, personal property or similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (1) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (2) the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period had ended on the Closing Date.

(b) Unrestricted Stockholder Obligations. Each Unrestricted Stockholder, severally and not jointly and only as and to the extent that any representation or warranty contained in Article VI or any other covenant, agreement or obligation applies to and is specific to such Stockholder, hereby agrees to indemnify the Parent Indemnified Parties from and hold each of them harmless against and pay on behalf of or reimburse any such Parent Indemnified Party in respect of the entirety of any Loss which such Parent Indemnified Party may suffer, sustain or become subject to, relating to or in connection with, arising out of, resulting from or incident to:

(i) subject to the limitations in this Article XII, the breach or inaccuracy of any representation or warranty of such Stockholder contained in Article VI of this Agreement or any Ancillary Agreement (or in any certificate delivered pursuant hereto by or on behalf of such Stockholder to Parent with respect thereto) (but only as and to the extent that any representation or warranty contained in Article VI or any other covenant, agreement or obligation applies to and is specific to such Stockholder), in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining the Losses resulting from, arising out of or relating to such breach or inaccuracy;

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of such Stockholder (but only as and to the extent that any such covenant, agreement or obligation applies to and is specific to such Stockholder); and

(iii) any portion of the costs, fees and expenses of the Independent Engineer allocated to the Unrestricted Stockholders pursuant to, and as limited by, Section 2.13(d) hereof.

(c) Limitations.

(i) The obligations of the Stockholders to indemnify the Parent Indemnified Parties pursuant to this Article XII shall be several and not joint with respect to any Loss indemnified thereunder such that each Stockholder’s obligation with respect to any such Loss indemnifiable by such Stockholder pursuant to this Article XII shall be based on its Pro Rata Portion (except for any such Loss that results from a breach of a representation, warranty or covenant that applies to and is specific to such Stockholder, which shall be the sole and separate responsibility of such Stockholder); provided, however, that any such obligations of any Stockholder shall be joint and several obligations of the Principal Stockholder with such Stockholder notwithstanding any Liability therefor otherwise;

(ii) No amount shall be payable to the Parent Indemnified Parties in satisfaction of claims for indemnification pursuant to Section 12.2(a)(i) or Section 12.2(b)(i) unless and until the aggregate amount of all Losses of the Parent Indemnified Parties arising therefrom exceeds $100,000 (the “Threshold”), at which time the Stockholders shall indemnify Parent for the full amount of all such Losses from and including the first dollar of all such Losses up to an amount equal to the Cap; provided that (A) the Threshold shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of representations and warranties contained in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization; Enforceability), 5.3 (Capitalization; Subsidiaries), 5.10 (Taxes), 5.13 (Proprietary Rights) and 5.24 (No Brokers), 6.1 (Authorization), 6.2 (Consents and Approvals), 6.3 (Title to Shares of Company Capital Stock), 6.4 (No Brokers), (collectively, the “Fundamental Representations”) and (B) none of such Losses shall count towards the satisfaction of the Threshold;

(iii) The aggregate amount of all payments made by the Principal Stockholder in satisfaction of claims for indemnification pursuant to Section 12.2(a)(i) shall not exceed (A) his Pro Rata Portion of the Escrow Amount and (B) the portion of the Earn-Out Payment or Excess Licensing Fees, as applicable, actually earned and received (or due) to the Principal Stockholder; provided that no payments made by the Principal Stockholder with respect to Losses resulting from, arising out of or relating to breaches of any of the Fundamental Representations shall count towards the Cap, including for the avoidance of doubt, any payments made pursuant to Section 12.10 and (B) except as set forth in Section 12.10, in no event shall the aggregate amount of all payments made by the Principal Stockholder in satisfaction of claims for indemnification pursuant to Section 12.2(a)(i) exceed the Cap;

(iv) The aggregate amount of all payments made by the Restricted Stockholders other than the Principal Stockholder in satisfaction of claims for indemnification pursuant to Section 12.2(a) (other than with respect to claims arising from the breach, non-compliance or non-performance of any covenant, agreement or obligation of such Stockholder (but only as and to the extent that any such covenant, agreement or obligation applies to and is specific to such Stockholder)) shall not exceed the (A) portion of the Initial Stock Consideration actually received by such Stockholder from Parent or the Escrow Agent, as applicable, and (B) the portion of the Earn-Out Payment or Excess Licensing Fees, as applicable, actually earned and received (or due) to such Stockholder, if any; provided that Parent’s sole recourse for recovery of such indemnification payments shall be to offset such amounts against the applicable Stockholder’s portion of the Escrow Amount and Earn-Out Payment or Excess Licensing Fees, as applicable, actually earned and received (or due);

(v) The aggregate amount of all payments made by Unrestricted Stockholders in satisfaction of claims for indemnification pursuant to Section 12.2(b)(i) shall not exceed the (A) portion of the Initial Stock Consideration actually received by such Stockholder from Parent or the Escrow Agent, as applicable, and (B) the portion of the Earn-Out Payment or Excess Licensing Fees, as applicable, actually earned and received (or due) to such Stockholder, if any; provided that Parent’s sole recourse for recovery of such indemnification payments shall be to offset such amounts against the applicable Stockholder’s portion of the Escrow Amount and Earn-Out Payment or Excess Licensing Fees, as applicable, actually earned and received (or due);

(vi) Notwithstanding anything to the contrary herein, no Stockholder shall be liable to the Parent Indemnified Parties for any reduction in the amount or availability of losses or loss carryforwards of Company or its Subsidiaries arising in a Pre-Closing Tax Period that would otherwise have carried over to Parent, its Subsidiaries or its Affiliates as a result of the Transaction; and

(vii) Notwithstanding anything to the contrary herein, no Stockholder shall be liable to the Parent Indemnified Parties for Losses under Section 12.2 that constitute consequential, special, punitive or exemplary damages (in each case, except to the extent constituting Third Party Claims) claimed by such other party or parties, as the case may be, resulting from such first party’s breach of its representations, warranties or covenants hereunder.

12.3 Indemnification of Stockholder Indemnified Parties by Parent.

(a) Obligations.  Parent agrees to indemnify the Stockholders, their respective Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Stockholder Indemnified Parties”) from and hold each of them harmless against and pay on behalf of or reimburse any such Stockholder Indemnified Party in respect of the entirety of any Loss which such Stockholder Indemnified Party may suffer, sustain or become subject to, relating to or in connection with, arising out of, resulting from or incident to:

(i) subject to the limitations in this Article XII, the breach or inaccuracy by Parent, Merger Sub or Second Merger Sub of any representation or warranty made by Parent in this Agreement or any Ancillary Agreement (or in any certificate delivered pursuant hereto by Parent to Company with respect thereto); or

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of Parent, Merger Sub or Second Merger Sub contained in this Agreement or any Ancillary Agreement.

(b) Limitations.

(i) No amount shall be payable to the Stockholders in satisfaction of claims for indemnification pursuant to Section 12.3(a)(i)  unless and until the aggregate amount of all Losses of the Stockholders arising therefrom exceeds the Threshold, at which time Parent shall indemnify the Stockholders for the full amount of all such Losses from and including the first dollar of all such Losses up to an amount equal to the Cap; provided that (A) the Threshold shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of representations and warranties contained in Sections 7.1 (Organization), 7.2 (Authorization), 7.3 (Capitalization) or 7.8 (No Brokers) (collectively, the “Parent Fundamental Representations”), and (B) none of such Losses shall count towards the satisfaction of the Threshold.

(ii) The aggregate amount of all payments made by Parent in satisfaction of claims for indemnification pursuant to Section 12.3(a)(i) shall not exceed the Cap; provided that (A) no payments made by Parent with respect to Losses resulting from, arising out of or relating to breaches of any of the Parent Fundamental Representations shall count towards the Cap and (B) in no event shall the aggregate amount of all payments made by Parent in satisfaction of claims for indemnification pursuant to Section 12.3(a)(i) exceed the Cap.

(iii) Following the Closing, no Stockholder Indemnified Party shall have any right to seek contribution from the Surviving Company (or any Affiliate thereof) with respect to any indemnification claim of a Parent Indemnified Party against any Stockholder Indemnified Party hereunder.

(iv) Notwithstanding anything to the contrary herein, Parent shall not be liable to the Stockholder Indemnified Parties for Losses under Section 12.3 that constitute consequential, special, punitive or exemplary damages (in each case, except to the extent constituting Third Party Claims) claimed by such other party or parties, as the case may be, resulting from such first party’s breach of its representations, warranties or covenants hereunder.

12.4 Special Rule for Fraud and Intentional Misrepresentation.  Notwithstanding anything in this Article XII to the contrary, in the event of any breach of a representation or warranty by any party hereto that results from intentional misrepresentation or constitutes knowing and intentional fraud, by or on behalf of the Stockholders, Company (including, without limitation, any intentional misrepresentation or fraudulent act committed by any officer, director, employee or agent of Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement), on the one hand, or Parent or Merger Sub, on the other hand, then (a) such representation or warranty will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations with regard to any survival period set forth in Section 12.1, (b) the limitations set forth in Section 12.2(c) or Section 12.3(b) (as the case may be) shall not apply to any Loss that the Parent Indemnified Parties or Company Indemnified Parties, respectively, may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (c) none of such Losses shall count towards the satisfaction of the Threshold or the Cap.

12.5 Notice and Defense of Third-Party Claims.

(a) If a party hereto seeks indemnification under this Article XII with respect to any action, lawsuit, proceeding, investigation or other claim brought against it by a third party (a “Third-Party Claim”), such party (the “Indemnified Party”) shall promptly give written notice to the other party (the “Indemnifying Party”) after receiving written notice of such Third-Party Claim, describing the Third-Party Claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure or delay.  With respect to any Third-Party Claim which, if adversely determined, could reasonably be expected to entitle the

Indemnified Party to indemnification pursuant to this Article XII, the Indemnifying Party shall be entitled (i) to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control and appoint lead counsel of such defense with  counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first notify the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations or reservation of rights) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the Third-Party Claim which the Indemnifying Party seeks to assume control, (w) seeks non-monetary relief, (x) involves criminal or quasi-criminal allegations, (y) involves a claim which, if adversely, determined, would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the Business or (z)  involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend.

(b) In the event that either the Indemnifying Party does not elect to assume the control of the defense of any Third-Party Claim pursuant to Section 12.5(a) or any of the conditions in Section 12.5(a) is or becomes unsatisfied, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith).

(c) If the Indemnifying Party is controlling the defense of any Third-Party Claim in accordance with Section 12.5(a), (i) the Indemnified Party shall nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnified Party’s sole cost and expense, (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to or cease to defend such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed); provided that the Indemnified Party shall have no obligation of any kind to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (A) is for only money damages, the full amount of which shall be paid by the Indemnifying Party, (B) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Third-Party Claim and (C) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the Business or the operations of the Indemnified Party or any of its Subsidiaries or Affiliates.

12.6 Notice of Non-Third-Party Claims.  If an Indemnified Party seeks indemnification under this Article XII with respect to any matter which does not involve a Third-Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party promptly after discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the nature of the claim in reasonable detail, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure or delay.  If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of the indemnity notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnified Party from and against the entirety of any Losses described in the indemnity notice.  If the Indemnifying Party has delivered indemnity dispute notice to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute.

12.7 Escrow Amount; Manner of Payment.

(a) Any indemnification pursuant to this Article XII shall be effected by wire transfer of immediately available funds to an account designated by Stockholder Representative or Parent, as the case may be, within three (3) Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto, provided that, to the extent that all or any portion of any indemnification payment to be made to any Parent Indemnified Party is to be satisfied through the release of Escrow Shares that remain deposited in the Escrow Account, Stockholder Representative and Parent shall, within three (3) Business Days after the determination of the amount of the indemnification payment, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the appropriate number of Escrow Shares to Parent equal to the value of the indemnification payment. For purposes of satisfying any claims for indemnification under this Agreement, all Escrow Shares shall be deemed to have a value equal to the VWAP of the Parent Common Stock on the day immediately preceding the date they are distributed from the Escrow Account.

(b) Any such indemnification payments shall include interest at the lesser of (i) seven percent (7%) per annum and (ii) the maximum rate per annum permitted by applicable usury Laws, from the date any such Loss is suffered or sustained to the date of payment thereof.  Interest on such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand.  All indemnification payments to or for the benefit of the Parent Indemnified Parties under this Article XII shall be deemed adjustments to the Total Consideration for Tax purposes.

12.8 Determination of Loss Amount.

(a) The amount of Losses subject to indemnification pursuant to Section 12.2, shall be reduced by any insurance proceeds previously received by the Indemnified Party with respect to such Losses (net of any deductible or co-payment)  If any insurance proceeds are subsequently recovered by the Indemnified Party from an insurance carrier after payment has been made by the Indemnifying Party to the Indemnified Party in accordance with this Article XII with respect to the Losses to which such insurance recoveries relate, then the Indemnified Party shall promptly remit to the Indemnifying Party such insurance recoveries (net of any deductible or co-payment and all out of pocket costs related to such recovery); provided that in no event shall Indemnified Party have any obligation hereunder (i) to remit to the Indemnifying Party any portion of such insurance recoveries in excess of the indemnification payment or payments actually received from the Stockholders with respect to such Losses or (ii) to make, any insurance claim or to pursue any recovery from any insurance carrier or third party with respect thereto.

(b) The right to indemnification and the payment of Losses of any Parent Indemnified Party pursuant to this Article XII or the availability of any other remedies contemplated hereby or otherwise available to the Parent Indemnified Parties at law or in equity, based upon any representation, warranty, covenant, agreement or obligation of Company or the Stockholders contained in or made pursuant to this Agreement will not be affected by any investigation made by or on behalf of any Parent Indemnified Party or its Affiliates, or the knowledge of any such Parent Indemnified Party’s (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation, warranty, covenant, agreement or obligation at any time prior to or following the party’s entrance into this Agreement.

12.9 Right of Offset.  Notwithstanding anything to the contrary contained herein, Parent may withhold and set off against (i) the Escrow Amount attributable to the applicable Stockholder(s) and (ii) any other amounts otherwise due the applicable Stockholder(s) any amount as to which such Stockholder is obligated to indemnify the Parent Indemnified Parties pursuant to any provision of this Article XII.

12.10 Additional Indemnification Obligations of the Principal Stockholder.

(a) Without limiting the obligations of the Restricted Stockholders set forth in Section 12.2(a) above, the Principal Stockholder hereby agrees to indemnify the Parent Indemnified Parties from and hold each of them harmless against and pay on behalf of or reimburse any such Parent Indemnified Party in respect of the entirety of (i) any Loss which such Parent Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with, resulting from or incident to Company’s ownership of membership interests in Big Stakes LLC and the Big Stakes Match Play Notes, including without limitation, any Taxes or reduction in Tax attributes (including but not limited to losses, deductions, credits and carryforwards) of Parent, its Subsidiaries or its Affiliates (but excluding any reduction in the availability of losses or loss carryforwards of Company or its Subsidiaries arising in a Pre-Closing Tax Period that would otherwise have carried over to Parent, its Subsidiaries or its Affiliates as a result of the Transaction) arising from or related to the actual or deemed transfer, exchange, disposition, cancellation, liquidation or termination of Company’s membership interests in Big Stakes LLC or the Big Stakes Match Play Notes; and (ii) Taxes attributable to any restructuring, disposition or reorganization undertaken by the Stockholders, Company, any of its Subsidiaries and Big Stakes LLC prior to the Closing.  The amount of any reduction in Tax attribute shall be calculated based on the assumption that such Tax attribute would otherwise have been fully utilized in the same Tax period and using an assumed tax rate equal to the highest marginal combined federal, state and local tax rate in effect for such period.

(b) The aggregate amount of all payments made by the Principal Stockholder in satisfaction of claims for indemnification pursuant to this Section 12.10 shall not be subject to the Cap and no payments made by the Principal Stockholder pursuant to this Section 12.10 shall count towards the Threshold or the Cap.  In the event of any claim for indemnification under this Section 12.10, the Parent Indemnified Parties shall be entitled, but not obligated to, proceed against the Principal Stockholder’s Pro Rata Portion of the Escrow Amount and the portion of the Earn-Out Payment actually earned and received (or due) to the Principal Stockholder to satisfy any such claims and may pursue any course of action it deems necessary or desirable to recover any Losses related to such claims.

12.11 Exclusive Remedy.  The parties hereto hereby agree that, from and after the Closing Date, the indemnification provisions set forth in this Article XII are the exclusive provisions in this Agreement with respect to the liability of Company, the Stockholders, Parent, Merger Sub or Second Merger Sub for the breach, inaccuracy or nonfulfillment of any representation or warranty or any pre-Closing covenants, agreements or other pre-Closing obligations contained in this Agreement and the sole remedy of the Parent Indemnified Parties and Company Indemnified Parties for any claims for breach of representation or warranty or pre-Closing covenants, agreements or other pre-Closing obligations arising out of this Agreement or any law or legal theory applicable thereto; provided that nothing herein shall preclude any party from (a) seeking any remedy based upon fraud, intentional misrepresentation or willful or criminal misconduct by any other party hereto (including, without limitation, any fraud, intentional misrepresentation or willful or criminal misconduct committed by any officer, director, employee or agent of Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement) or (b) enforcing its right to specific performance of post-Closing covenants, agreements or other post-Closing obligations pursuant to Sections 11.2 and 11.3.

12.12 No Duplication.  Notwithstanding anything to the contrary in this Agreement, (a) in calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Loss shall be determined without duplication of the same Loss otherwise indemnified hereunder, and (b) Parent shall not be entitled to indemnification under this Article XII for any Losses if and to the extent that such Losses were taken into account (such as being applied as a reduction in current assets or an increase in current liabilities), in the determination of the Adjustment Amount.

ARTICLE XIII

TERMINATION

13.1 Termination Events.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written agreement of Parent and Company;

(b) by Parent or Company:

(i) on or after July 20, 2009, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder; or

(ii) if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence).

(c) by Parent if there is a material breach of any representation or warranty set forth in Article V or Article VI or any covenant or agreement to be complied with or performed by the Stockholders or Company pursuant to the terms of this Agreement or the failure of a condition set forth in Article X to be satisfied (and such condition is not waived in writing by Parent) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article X to be satisfied on or prior to the Closing Date, provided that Parent may not terminate this Agreement prior to the Closing if Company has cured such failure within five (5) days of the delivery of written notice of such failure by Parent to Company;

(d) by Parent, if, within one (1) day after the date of this Agreement, Company has not obtained and delivered to Parent the written consent and approval of this Agreement and the transactions contemplated hereby by the Requisite Stockholders; or

(e) by Company if there is a material breach of any representation or warranty set forth in Article VII or of any covenant or agreement to be complied with or performed by Parent, Merger Sub pursuant to the terms of this Agreement or the failure of a condition set forth in Article IX to be satisfied (and such condition is not waived in writing by Company) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article IX to be satisfied on or prior to the Closing Date; provided that Company may not terminate this Agreement prior to the Closing Date if Parent has cured such failure within five (5) days of the delivery of written notice of such failure by Company to Parent.

13.2 Procedure for Termination.  Upon the occurrence of any termination event set forth in Section 13.1, Parent and/or Company, as applicable, shall deliver written notice to the non-terminating party.  Upon delivery of such notice, this Agreement shall terminate and the transactions contemplated hereby shall be deemed to have been abandoned without further action by Parent or Company.  Upon such termination, Parent shall deliver or destroy all confidential information regarding Company and the Stockholders in accordance with the Confidentiality Agreement and the Stockholders, Company and each of its Subsidiaries shall deliver or destroy all confidential information related to Parent to which Company or any of its Subsidiaries had access in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

13.3 Effect of Termination.  In the event that this Agreement is validly terminated as provided in this Article XIII, then each of the parties shall be relieved of their respective duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Parent, the Stockholders, Company or any of its Subsidiaries; provided, however, that nothing in this Section 13.3 shall relieve Parent, Company or the Stockholders of any Liability for any willful breach of this Agreement occurring prior to the proper termination of this Agreement.  Notwithstanding termination of this Agreement, the provisions of the Confidentiality Agreement shall continue in full force and effect and the Stockholders, Company and each of its Subsidiaries shall continue to keep confidential any information related to Parent to which Company or any of its Subsidiaries had access in connection with the negotiation of this Agreement and preparation for the consummation of the transactions contemplated hereby.

ARTICLE XIV

MISCELLANEOUS

14.1 Publicity.  No party to this Agreement shall issue any press release or make any public announcement regarding the transactions contemplated by this Agreement without the prior written approval of the other parties; provided, however, that Parent may issue any press release or make any public announcement it believes in good faith is required by applicable Laws or any listing or trading agreement concerning its publicly-traded securities.

14.2 Confidential Information.  The parties acknowledge that the transaction described in this Agreement is of a confidential nature and shall not be disclosed except to Representatives and Affiliates, or as required by Law, until such time as the parties make a public announcement regarding the transaction as provided in Section 14.1.  No party shall make any public disclosure of the specific terms of this Agreement, except as required by Law.  In connection with the negotiation of this Agreement and preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party.  Such confidential information shall be, in the case of Parent, subject to the Confidentiality Agreement and, in the case of the Stockholders, Company and each of its Subsidiaries, be kept confidential.

14.3 Expenses.  Except as otherwise provided in this Agreement, Company and the Stockholders, on the one hand, and Parent Merger Sub and Second Merger Sub, on the other hand, shall each bear its or their own expenses, including attorneys’, accountants’ and other professionals’ fees, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

14.4 Specific Performance.  The parties hereto acknowledge and agree that the breach of this Agreement by a party would cause irreparable damage to the other and that the non-breaching party will not have an adequate remedy at law.  Therefore, the obligations of each party and Parent under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

14.5 Submission to Jurisdiction; Consent to Service of Process.

Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court, or Federal court of the United States of America, sitting in New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Ancillary Agreements delivered in connection therewith or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court.  Each party hereto agrees that this Agreement involves at least $250,000. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.11.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

14.6 Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.6.

14.7 Entire Agreement; Amendments and Waivers.  This Agreement, including the schedules and exhibits hereto and together with the Confidentiality Agreement and the Ancillary Agreements, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

14.8 Governing Law.  This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

14.9 Headings.  The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

14.10 Notices.  All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission); when transmitted if transmitted by electronic mail; the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and five business days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to Company, Stockholder Representative or Company Review Representative:

SilvaGas Holdings Corporation
One Overton Park
3625 Cumberland Blvd., Suite 650
Atlanta, GA  30339
Attention:  Milton Farris

Facsimile No.:  (770) 818-4105

with a copy (which shall not constitute notice) to:

Charles A. Hawkins
Troutman Sanders LLP
600 Peachtree Street NE, Suite 5200
Atlanta, GA  30308-2216
Facsimile No.:  (404) 962-6885

If to the Principal Stockholder:

John A. Williams
c/o Corporate Holdings, LLC
3625 Cumberland Blvd., Suite 400
Atlanta, GA 30339
Phone:  (770) 818-4100
Facsimile No.:  (770) 818-4105
with a copy (which shall not constitute notice) to:

Leonard A. Silverstein
c/o Corporate Holdings, LLC
3625 Cumberland Blvd., Suite 400
Atlanta, GA 30339
Phone:  (770) 818-4147
Facsimile No.:  (770) 818-4105

If to Parent or the Surviving Company:

Rentech, Inc.
10877 Wilshire Blvd., Suite 710
Los Angeles, CA 90024
Attention:  General Counsel
Facsimile No.: (310) 571-9799

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA  94025-3656
Attention: Anthony J. Richmond
Facsimile No.:  (650) 463-2600

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.

14.11 Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

14.12 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and personal representatives.  Nothing in this Agreement shall create or be deemed to create any rights as third-party beneficiaries to this Agreement in any Person not a party to this Agreement, except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any of Parent, Company, or the Stockholders without the prior written consent of Parent and any attempted assignment without the required consents shall be void.

14.13 Attorneys’ Fees and Costs.  In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party or parties to such litigation shall pay to the successful party or parties all costs and expenses, including actual attorneys’ fees, incurred therein by such successful party or parties; and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included in and as part of such judgment.  The successful party shall be the party who is entitled to recover his costs of suit, whether or not the suit proceeds to final judgment.  A party not entitled to recover its or his costs shall not recover attorneys’ fees.

14.14 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed on its respective behalf by its respective officer(s) thereunto duly authorized, as of the day and year first above written.

PARENT

RENTECH, INC.

By:   /s/ D. Hunt Ramsbottom
Name:   D. Hunt Ramsbottom
Title:     President

MERGER SUB

RTK ACQUISITION SUB, INC.

By:   /s/ D. Hunt Ramsbottom
Name:   D. Hunt Ramsbottom
Title:     President

SECOND MERGER SUB

RTK ACQUISITION SUB, LLC
BY:  RENTECH, INC., its sole member

By:   /s/ D. Hunt Ramsbottom
Name:   D. Hunt Ramsbottom
Title:     President

COMPANY

SILVAGAS HOLDINGS CORPORATION

By:   /s/ Milton C. Farris
Name:   Milton Farris
Title:     President

PRINCIPAL STOCKHOLDER

   /s/ John A. Williams
John A. Williams

STOCKHOLDER REPRESENTATIVE

   /s/ Milton C. Farris
Milton C. Farris